As filed with the Securities and Exchange Commission on June 28, 2001
                                                   Commission File No. 333-59062

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                AMENDMENT NO.  1
                                   FORM SB-2/A
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         Inform Worldwide Holdings, Inc.
                         -------------------------------
               (Exact name of registrant as specified in charter)

                                    Colorado
                                    --------
         (State or other jurisdiction of incorporation or organization)

                                   84-1425882
                                   ----------
                      (I.R.S. Employer Identification No.)

                       10333 E. Dry Creek Road, Suite 270
                       ----------------------------------
                               Englewood, CO 80112
                               -------------------
                                  303-662-0900
                                  ------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 Larry G. Arnold
                                 ---------------
                       Chairman & Chief Executive Officer
                       ----------------------------------
                       10333 E. Dry Creek Road, Suite 270
                       ----------------------------------
                               Englewood, CO 80112
                               -------------------
                                  303-662-0900
                                  ------------
                                303-662-0700-fax
                                ----------------
    (Address, including zip code, and telephone number, including area code, of agent for services)

                                 With Copies to:
                                 ---------------
                                 Charles J. Mack
                                 ---------------
                                Gerald L. Fishman
                                -----------------
                               Wolin & Rosen Ltd.
                               ------------------
                        55 West Monroe Street, Suite 3600
                        ---------------------------------
                             Chicago, IL 60603-5011
                             ----------------------
                                  312-424-0600
                                  ------------
                                312-424-0660-fax
                                ----------------
  (Name, address, including zip code, and telephone number, including area code, of agent for service)

        (Approximate date of commencement of proposed sale to the public) From time to time after the effective date of this registration statement.
   --------------------------------------------------------------------------

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration for the same offering. [ ]


If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[  ]
__________________________________________________________________________
                                                       (Facing  Sheet Continues)

(Facing  Sheet  Continued)
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[  ]
__________________________________________________________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                       CALCULATION OF REGISTRATION FEE

                                                             Proposed maximum      Proposed maximum      Amount of
Title of each class of securities          Amount to be     offering price per    aggregate offering    Registration
to be registered                            registered              unit                 price              fee
---------------------------------------  -----------------   -----------------     -----------------   ------------
 Inform Worldwide Holdings, Inc.
Class A Common Stock, no par value            3,318,462(1)   $         0.32 (2)    $       1,061,908         265.00

     (1) Represents the number of shares of Inform Worldwide Holdings Inc. class A common stock issued upon the conversion of class A preferred shares on December 18, 2000 following a conversion agreement in October 1999.

     (2) Pursuant to Rule 457 (c), the proposed offering price and registration fee are based upon the closing price of our common stock as reported on the NASDAQ Over-The-Counter Bulletin Board on June 12, 2001.

--------------------------------------------------------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE
SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------

                   Subject to Completion, Dated July 20, 2001
                         Inform Worldwide Holdings, Inc.
                                   PROSPECTUS
                    3,318,462 Shares of class A common stock

                                  TERMS OF SALE

This prospectus relates to the resale by the holders of shares of common stock of Inform Worldwide Holdings, Inc. Our common stock is listed on the NASDAQ Over-The-Counter Bulletin Board (OTC BB) under trading symbol "IWWH". On June 12, 2001, the last reported sale price of the common stock on the OTC BB was $
 .32 per share. None of the proceeds from sales of these shares will be paid to our company. The selling shareholders will receive all the proceeds and will pay their brokers any commissions charged for these sales. We are paying the expenses related to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commissions has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is July _______, 2001

Table  of  contents

                                                                                      Page
SUMMARY OF THE PROSPECTUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
FORWARD-LOOKING STATEMENTS.. . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
DETERMINATION OF OFFERING PRICE. . . . . . . . . . . . . . . . . . . . . . . . . . .     9
SELLING SECURITY HOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
PLAN OF DISTRIBUTION.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
LEGAL PROCEEDINGS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS . . . . . . . . . . . .    15
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT . . . . . . . . . . .    16
DESCRIPTION OF SECURITIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
DIVIDEND POLICY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
DISCLOSURE OF COMMISSION POSITION ON  INDEMNIFICATION FOR SECURITIES ACT LIABILITIES    18
ORGANIZATION WITHIN LAST FIVE YEARS. . . . . . . . . . . . . . . . . . . . . . . . .    19
DESCRIPTION OF BUSINESS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION. . . . . . . . . . . . . .    22
DESCRIPTION OF PROPERTY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
CERTAIN RELATIONSHIPS AND RELATED TRANSATIONS. . . . . . . . . . . . . . . . . . . .    26
MARKET FOR COMMON STOCK AND RELATED STOCK MATTERS. . . . . . . . . . . . . . . . . .    26
EXECUTIVE COMPENSATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30



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
                            SUMMARY OF THE PROSPECTUS

We are a developer and a syndicator of location based services through internet and wireless devices. We were founded in Colorado in August of 1997 as Anything Corporation and later Anything Internet Corporation. We merged with Inform Worldwide Inc., a Colorado corporation in June 2000 to focus on the business direction of location based services.

Our principal office is located at 10333 East Dry Creek Road, Suite 270, Englewood, Colorado 80112, and its telephone number is 303-662-0900.

This prospectus covers 3,318,462 shares of class A common stock issued to our preferred stock holders on December 18, 2000, pursuant to a share exchange offer by the company in October 1999. On December 18, 2000, the company had 1,106,154 shares of class A preferred shares outstanding. Each Class A Preferred Share is convertible into three shares of Common Stock and bears a 12% per annum interest rate, payable in preferred stock. We called the conversion of all outstanding preferred stock on December 18, 2000.

                           FORWARD-LOOKING STATEMENTS.

This prospectus contains certain forward-looking statements based on current expectations that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including the risk factors set forth in this prospectus. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock, could decline and you may lose part or all of your investment. The cautionary statements made in this prospectus should be read as being applicable to all forward-looking statements wherever they appear in this prospectus.

                                  RISK FACTORS

If you purchase shares of Inform Worldwide Holdings, Inc., you will take on substantial financial risk. In deciding whether to invest, you should carefully consider the following risk factors in addition to the other information included and incorporated in this prospectus.

WE HAVE A LIMITED OPERATING HISTORY, WHICH MAKES IT DIFFICULT TO PREDICT OUR FUTURE PERFORMANCE

We were incorporated under the laws of the state of Colorado in October 1997 and began selling computer hardware, software and peripheral products through our internet storefronts in December 1997. We operated these storefronts until October 1999 when loss of margin on product and increased competition forced us to change our business. We began our Anyreminder.com service in October 1999 and continued to look for another business to merge or acquire. In June 2000, we entered into the location commerce business and purchased Inform Worldwide, Inc. Inform was founded in 1993 as Inform Technologies in the state of Colorado.
Inform focused its efforts in the area of geographical information system related training and consulting activities before the acquisition.

Since the acquisition of Inform, we have been engaged in organizational activities, including developing a business plan, a strategic operating plan, entering into various collaborative agreements for the development of products, and development of our pilot internet-ready location-based services products. Accordingly, we have no relevant operating history in the field of location based services on which to base an evaluation of our business and prospects.

WE FACE RISKS ENCOUNTERED BY EARLY-STAGE COMPANIES AND MAY BE UNSUCCESSFUL IN ADDRESSING THESE RISKS.

We face risks frequently encountered by early-stage companies in new and rapidly evolving markets, including the market for location based services. We may not succeed in addressing these risks, and our business strategy may not be successful. These risks include, but not limited to, risks of unforeseen capital requirements, lack of fully-developed products, failure of market acceptance, failure to establish business relationships, reliance on outside contractors for the manufacture and distribution of proposed products, and competitive disadvantages as against larger and more established companies.

WE HAVE A HISTORY OF LOSSES, EXPECT FUTURE LOSSES, AND ARE UNSURE OF WHEN WE WILL BE PROFITABLE, IF EVER

We have not achieved profitability and expect to continue to incur operating losses for the foreseeable future. We have incurred net losses of $8.1 million as of March 31, 2001. We recently increased our operating expenses and capital expenditures in order to accelerate our growth and then had to reduce our operating expenses due to lack of funding. Although our revenues should grow in the future, we will need to significantly increase revenues to achieve profitability. Even if we do achieve profitability, we may be unable to sustain profitability on an annual basis in the future. It is possible that our revenues will grow more slowly than we anticipate or that operating expenses will exceed our expectations.

OUR  SYNDICATED  LOCATION  SERVICE  MODEL  IS  NOT  A  PROVEN  BUSINESS  MODEL

The location-based services industry is brand new and evolving. Although this industry is predicted to have exponential growth during the next five years, the application service provider revenue model is not a proven business model. Our business or revenue model may not be successful.

WE  MAY  NOT  BE  ABLE  TO  KEEP  PACE  WITH  EVOLVING STANDARDS OF THE INDUSTRY

There is no established industry standard in terms of wireless communication devices and location-based services. Our technology may not prove to be the chosen standards of the industry and therefore we may not be able to keep up with the evolving standards of the industry. If we do not keep pace with evolving standards of the industry, our application and services may not be accepted by the market.

EXISTING MAJOR SHAREHOLDERS ARE ABLE TO EXERCISE CONTROL OF OUR COMMON STOCK AND MAY MAKE DECISIONS THAT ARE NOT IN THE BEST INTEREST OF ALL SHAREHOLDERS.

Insider control of a large amount of our common stock could have an adverse effect on the market price of our common stock. Although they are under no obligation to do so, if our officers, directors, founders and their affiliates were to vote together, they would have the ability to control the election of our board of directors and the outcome of corporate actions requiring shareholder approval, including mergers and other changes of corporate control, going private transactions and other extraordinary transactions. This concentration of ownership may have the effect of delaying or preventing a change of control of our company, even if this change of control would benefit shareholders.

WE MAY NEED ADDITIONAL FINANCING, AND OUR PROSPECTS FOR OBTAINING IT ARE UNCERTAIN.

We may be unable to obtain necessary additional financing in the future. Currently, our business does not generate the cash necessary to fund our operations. We anticipate that our available cash resources combined with the net proceeds from private placements will be sufficient to meet our anticipated capital expenditures and working capital requirements through the next six months. Thereafter, we expect we will need to raise additional funds to develop or enhance our services or products, fund expansion, respond to competitive pressures or acquire businesses or technologies. Unanticipated expenses, poor financial results or unanticipated opportunities that require financial commitments could give rise to earlier financing requirements. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our existing shareholders would be reduced, and these securities might have rights, preferences or privileges senior to those of our common stock. Additional financing may not be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of business opportunities, develop or enhance services or products or otherwise respond to competitive pressures would be significantly limited, and we might need to significantly restrict our operations.

OUR CURRENT BUSINESS PLAN DEPENDS IN SIGNIFICANT PART ON THIRD PARTY RELATIONSHIPS, MANY OF WHICH ARE SHORT-TERM OR TERMINABLE.

We presently rely on the technology of others to provide key services, marketing opportunities, technologies, clients and users. If our relationships with strategic partners were terminated, we would have to adapt our operations or business plan, which may take time and may interrupt the provision of affected services. In addition, many companies that we may approach for a strategic relationship in the future may have conflicting relationships with others. As a result, these companies may be reluctant to enter into relationships with us. If we do not establish and maintain strategic relationships on commercially reasonable terms or if our strategic relationships do not result in an increase in the number of users of our services, we may be unable to continue to offer existing products or to develop new products and we may not experience a significant portion of the anticipated growth in our clients and the number of end-users of our services. As a result, we may not generate sufficient revenues to achieve profitability, and the price of our common stock is likely to fall. In addition, strategic relationships may be difficult to implement and may not provide the anticipated benefits.

WE FACE A COMPETITIVE LABOR MARKET FOR HIGHLY SKILLED EMPLOYEES WHOM WE MUST ATTRACT, RETAIN AND MOTIVATE IN ORDER TO EXECUTE OUR GROWTH PLAN.

Our future success depends on our ability to attract, train, motivate and retain highly skilled employees. Competition for employees among location based service companies, internet and software companies is intense, particularly in the Denver, Colorado area in which our headquarters are located. Market wages for employees include expectations for significant stock-based compensation. We may be unable to retain our key employees or attract, assimilate or retain other highly qualified employees in the future. We have experienced in the past, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. The inability to attract additional qualified personnel could disrupt the implementation of our growth strategy upon which the success of our business depends.

WE ARE HIGHLY DEPENDENT ON THE ACCEPTANCE AND EFFECTIVENESS OF THE INTERNET AND WIRELESS COMMUNICATION DEVICES AS A MEDIUM FOR COMMERCIAL TRANSACTIONS AND ON THE INCREASED USE OF THE INTERNET AND WIRELESS COMMUNICATION DEVICES BY OUR CUSTOMERS TO OBTAIN LOCATION BASED INFORMATION.

The future success of a number of our products and services is dependent in large part on an increase in the use of the internet and wireless communication devices for business transactions with customers and for consumers location requirements. The electronic commerce market is new and rapidly evolving and the extent of customer acceptance of the internet and wireless communication devices cannot yet be determined. If a sufficiently broad base of customers do not accept the use of the internet or wireless communication devices for transacting business or do not use the internet to locate our products and services, our business, financial condition and results of operations could be materially and adversely affected.

IF WE ARE UNABLE TO DEVELOP A BRAND NAME, WE MAY BE UNABLE TO COMPETE EFFECTIVELY AGAINST COMPETITORS WITH GREATER BRAND NAME RECOGNITION.

We may be unsuccessful in development of our brand name. As competitive pressures in the location based services industry increase, we expect that brand name strength will become increasingly important. If we cannot develop our brand name, we may be unable to maintain or increase our position in the market place, which would lead to decreased revenues from clients. We intend to devote substantial resources to develop a brand name. The reputation of our brand name will depend on our ability to provide a high-quality service, products and delivery experience for consumers.

THE LOSS OF THE SERVICES OF ANY OF OUR EXECUTIVE OFFICERS OR KEY PERSONNEL WOULD LIKELY CAUSE OUR BUSINESS TO SUFFER.

Our future success depends to a significant extent on the efforts and abilities of our senior management and other key employees, including our technical and sales personnel. The loss of the services of any of these individuals could harm our business. We have employment agreements with many of our key personnel, but we do not have key-person insurance for any of our employees.

WE MAY NEED TO INCUR LITIGATION EXPENSES IN ORDER TO DEFEND OUR INTELLECTUAL PROPERTY RIGHTS, AND MIGHT NEVERTHELESS BE UNABLE TO ADEQUATELY PROTECT THESE RIGHTS.

We may need to engage in costly litigation to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the intellectual property rights of others. We cannot assure you that our efforts to prevent misappropriation or infringement of our intellectual property will be successful. An adverse determination in any litigation of this type could require us to make significant changes to the structure and operation of our online services and features or to license alternative technology from another party. Implementation of any of these alternatives could be costly and time-consuming and may not be successful. Any intellectual property litigation would likely result in substantial costs and diversion of resources and management attention. Despite actions we take to protect our intellectual property rights, it may be possible for third parties to copy or otherwise obtain and use our intellectual property without authorization or to develop similar technology independently. In addition, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights in internet-related businesses are uncertain and still evolving. Although we are not currently engaged in any lawsuits for the purpose of defending our intellectual property rights, we may need to engage in such litigation in the future. Moreover, we may be unable to maintain the value of our intellectual property rights in the future.

WE FACE RISKS FROM POTENTIAL GOVERNMENT REGULATIONS AND OTHER LEGAL UNCERTAINTIES RELATING TO THE INTERNET.

Laws and regulations that apply to internet communications, e-commerce and advertising are becoming more prevalent. The adoption of such laws could create uncertainty in use of the internet and reduce the demand for our services. Additional laws and regulations may be proposed or adopted with respect to the internet, covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. The passage of legislation regarding user privacy or direct marketing on the internet may reduce demand for our services or limit our ability to provide customer information to marketers. Furthermore, the growth of electronic commerce may prompt calls for more stringent consumer protection laws. The adoption of consumer protection laws that apply to online marketing could create uncertainty in internet usage and reduce the demand for our services. In addition, we are not certain how our business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity and export or import matters. It is possible that future applications of these laws to our business could reduce demand for our services or increase the cost of doing business as a result of litigation costs or increased service delivery costs. Our services are available on the internet in many states and foreign countries, and these states or foreign countries may claim that we are required to qualify to do business in their jurisdictions. Currently, we are qualified to do business only in Colorado and Florida. Our failure to qualify in other jurisdictions if we were required to do so could subject us to taxes and penalties and could restrict our ability to enforce contracts in those jurisdictions.

SYSTEM  INTERRUPTION  MAY  CAUSE  OUR  BUSINESS  TO  SUFFER

Our efforts are mostly focused on location services over the internet. The satisfactory performance, reliability and availability of our E-Hub, transaction processing systems and network infrastructure are critical to our ability to attract and retain customers. If we experience system interruptions due to our fault or the fault of third parties that prevent our customers and potential customers from accessing our services, our online business could be adversely affected, and we could lose sales opportunities and visitor traffic.

WE  MAY  NOT  BE  ABLE  TO  RESPOND  TO  THE  RAPID  TECHNOLOGY  CHANGE

The internet market is characterized by rapidly changing technologies, frequent new product and service introductions and, evolving industry standards. The recent growth of the internet and intense competition in the industry exacerbate these market characteristics. We need to effectively integrate the various software programs and tools required to enhance and improve product offerings and management of our business. Our success will depend on our ability to adapt to rapidly changing technologies by continually improving the performance features and reliability of its services. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new products and services. In addition, new enhancements must meet the requirements of current and prospective users and must achieve significant market acceptance. We could also incur substantial costs if we need to modify our service or infrastructures to adapt to these changes.

SECURITY  CONCERNS  MAY  PREVENT  ACCEPTANCE  OF  OUR  INTERNET  SERVICES

The need to securely transmit confidential information over the internet has been a significant barrier to electronic commerce and communications over the internet. Any well-publicized compromise of security could deter people from using the internet or using it to conduct transactions that involve transmitting confidential information. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches.

POTENTIAL LIABILITY IF THIRD PARTIES MISAPPROPRIATE OUR USERS' PERSONAL INFORMATION

If third parties are able to penetrate our network security or otherwise misappropriate users' personal information or credit card information, we could be subject to liability. This could arise from claims for misuse of personal information, such as for unauthorized marketing purposes. These claims could result in litigation. In addition, the Federal Trade Commission and state agencies have been investigating various internet companies regarding their use of users' personal information.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of the securities offered by the prospectus. All shares registered are or will be held by individual shareholders' and may be sold through brokers in the future. All proceeds will be payable solely to the selling security holders, less any compensation payable by the selling security holders to broker/dealers in the form of commissions or otherwise.

                         DETERMINATION OF OFFERING PRICE

The offering prices will be the market prices for our stock, from time to time, when the shares are offered by their owners for sale.

                            SELLING SECURITY HOLDERS

We issued the shares of common stock offered by this prospectus pursuant to an agreement with our class A preferred shareholders. The 3,318,462 shares covered by this prospectus were converted from 1,106,154 shares of class A preferred shares on December 18, 2000.

For purposes of this prospectus, the term selling security holder includes the holders named below, the beneficial owners of these shares and their transferees, pledgees, donees or other such successors. The percent of beneficial ownership for each stockholder is based on 8,548,661 shares of common stock outstanding as of March 31, 2001.

The following table sets forth information with respect to the selling security holders as of December 20, 2000 and the shares beneficially owned by them that they may offer under this prospectus. We have obtained this information from our transfer agent, Transfer Online.

Selling Security Holders                                              Before Offering              After Offering
                                                                               Percent of
                                                                  Number of       Class       Number of      Percent
                                                                Shares Owned                 Shares Owned    of Class
--------------------------------------------------------------  ------------  -------------  ------------  ------------
Dorothy Rae Abram Trust 3-4-94                                           168             *             18             *
Advanced Clearing FBO Jeffrey A. Ritenour Rollover IRA                   336             *             36             *
Leon Albert                                                              145             *             16             *
Stan L Albrecht & Joyce V. Albrecht                                       71             *              8             *
Tacuma Alexander                                                         185             *             20             *
Antopia Estate Services Ltd.                                         210,000           2.5%        22,500             *
Johnathan Baldwin                                                        336             *             36             *
Banyan Corporation***                                                687,575          8.04%        85,130             *
Elly Barnes                                                              679             *             73             *
Bat Enterprise Inc.                                                      192             *             21             *
Robie C. Blair                                                        84,201             *          9,201             *
Scott W Bowden                                                             7             *              1             *
Robert D. Boyer                                                        4,825             *           1075             *
Briercret Limited                                                    184,800          2.16%        19,800             *
Maynard M. Brittan                                                       182             *             20             *
Diane E Burton & Jon A. Mine Jt Ten                                      239             *             26             *


                                        9

M Victor Byrd & Virginia E. Byrd JTWROS                                   44             *              5             *
Fred Canham                                                            1,680             *            180             *
Ron C Carlstrom                                                        1,680             *            180             *
Jane Carter & William Michael Dunway Jt Ten                              756             *             81             *
Thomas Lee Cartwright & Teresa Wright Jt Ten                             182             *             20             *
CEDE & CO                                                          2,028,573         23.64%     2,026,809         23.62%
The Black River Diversity Group                                           61             *              7             *
Lyncoya Simpson                                                           54             *              6             *
TD Waterhouse Bank Cust. For Maria Simpson IRA Rollover                  182             *             20             *
TD Waterhouse Bank Cust. For Lyncoya Simpson IRS                       1,680             *            180             *
Francis H & Mary A Chartrey TTEES                                        336             *             36             *
Jerry Patrick Clare                                                      420             *             45             *
William E Cochran & Kelley A Cochran JTWROS                              363             *             39             *
Carole Cohen                                                           1,160             *            125             *
Stephen Cohen                                                             54             *              6             *
William R Collins                                                         11             *              2             *
Andre M Conway                                                            34             *              4             *
Joseph A Corforte & Michael Corforte JT TEN                              111             *             12             *
John E Davis & Lorranine G. Davis JT TEN                                  34             *              4             *
Dean Witter Reynolds Cust FBO Helen M. Mohoric                           300             *             36             *
Dean Witter Reynolds Cust FBO George G. Lash                             300             *             36             *
Alfred  A. Delisle                                                      1680             *            180             *
Alfred W. Delisle                                                    249,605          2.91%        69,605             *
Ben Dickerson                                                           1596             *            171             *
DLJSC CUST FBO IRA Harold F. Niedecken                                   840             *             90             *
DLJSC CUST FBO IRA Mary S. Sears                                         202             *             22             *
DLJSC CUST FBO IRA Michael McDowell                                      840             *             90             *
Elizabeth D Dodson                                                        27             *              3             *
Ronald I & Kathleen T Donovan Jt Ten                                      37             *              4             *
Douglas Richard & Ellen Rubel Willardson Jt                              101             *             99             *
Dreyfus Brokerage Services, Inc.                                       5,040             *            540             *
Jeffrey Scott Duszynski                                                1,680             *            180             *
Joseph Dvorak Sr.                                                         74             *              8             *
Tom S Evans                                                              400             *             43             *
Radwan M Fadlallah                                                     1,176             *            126             *
Jane Elizabeth Favret                                                    185             *             20             *
Elliot Federico                                                        1,680             *            180             *
Kenneth Fish & Carrol Fish Jt Ten                                        505             *             54             *
Patrick J Fitzgerald & Helen Fitzgerald Jt Ten                           165             *             18             *
Daisy Flores & Humberto Flores                                           336             *             36             *
Lawrence A Florio & Dixie S. Florio Jt Ten                                71             *              8             *
FMT CC CUST IRA FBO Patrick J Fitzgerald                                 168             *             18             *
FMT CC TTEE FRP PS A/C East Capital Grp PS FBO James O Kopietz           457             *             49             *
FMT CO CUST IRA Rollover FBO Richard Greene                              145             *             16             *
Iliana A Foltz                                                            91             *             10             *


                                       10

Christopher Raymond Frame                                                756             *             81             *
Francis M Furgal                                                           4             *              1             *
Freda D Goldstein                                                         37             *              4             *
Gruntal & Co LLC Cust FBO IRA Michael L. Beatley                       5,040             *            540             *
Newman Guttman & Dorothy Guttman                                         336             *             36             *
Newman Guttman Trust 5-24-96                                           2,016             *            216             *
Evelyn E & Wilburt Harris Jt Ten                                          37             *              4             *
Thomas J Hatton                                                          168             *             18             *
William J Hayden                                                          71             *              8             *
Louis J Henault & Debra M. Henault JTWROS                                 37             *              4             *
David Hill                                                             1,680             *            180             *
Richard Hodges                                                           367             *             40             *
M C & Patricia Jo Hothem Jt Ten                                       25,200             *          2,700             *
Donald E Houtchens                                                     6,720             *            720             *
William T. Howle III                                                     918             *             99             *
William T Howle Cust FBO Molly F Howle UTMA AL                            74             *              8             *
Percy Jackson                                                          2,520             *            270             *
JAFLC Capital Management Ltd.                                         45,024             *          4,824             *
Robert W Jude & Lara M. Jude Jt Ten                                      252             *             27             *
John Jurcenko                                                            397             *             43             *
Ronald W Kavchok & Irene Kavchok Jt Ten                                   54             *              6             *
Joseph Kelsey & Roberta L. Kelsey                                         74             *              8             *
Steven M Kerr                                                             74             *              8             *
Michael C Kircher                                                         31             *              4             *
James O Kopietz                                                        3,156             *            339             *
William Kroske****                                                   275,878          3.22%        38,428             *
Jason Krouse & Nicole Krouse                                             179             *             20             *
David Lazarus                                                          1,022             *            110             *
Malcolm L Lester & Connie J Lester JTWROS                                 17             *              2             *
Leon Levin & Marianne Levin JTWROS                                        14             *              2             *
Lori Livingston                                                        3,364             *            361             *
Warren A Logan                                                            34             *              4             *
John H Lonnquist                                                      15,120             *          1,620             *
Paul D Loveridge & Rodney A Blume FBO Julie S                            672             *             72             *
Yiping Lu                                                                 81             *              9             *
Randall Marsian                                                        1,008             *            108             *
Ronald W Masters                                                         168             *             18             *
Susan F McCanless                                                        293             *             32             *
Tom McMahon                                                              333             *             36             *
Merrill Lynch Pierce Fenner & Smith Incorporated                       7,788             *            935             *
Matthew D. Millen                                                      1,680             *            180             *
Stattler Mood                                                            840             *             90             *
John P Moore                                                             420             *             45             *
Ken Myers & Eileen Myers JTWROS                                          504             *             54             *
Thomas F Nalepa & Cheryl J Nalepa                                         34             *              4             *
Natexis Banque Populaire                                                 689             *             74             *


                                       11

National Investor Service                                                 54             *              6             *
Gruntal & CO LLC Cust FBO IRA Jeffrey Nezowitz                         5,208             *            558             *
Thomas F Nye                                                           3,619             *            388             *
Douglas C Olson                                                          672             *             72             *
Olympus Imports and Exports Ltd.                                     272,200          3.18%        29,700             *
Paragon Communications Ltd.                                           60,866             *         29,066             *
Lloyd K. Parrish Jr.                                                  48,821             *          5,231             *
John Michael Pearson                                                     441             *             48             *
David M Pellegrin                                                      1,680             *            180             *
James J Phannenstill                                                   1,680             *            180             *
Pirmin Keller                                                          3,360             *            360             *
Henry Martin Plawecki                                                  5,040             *            540             *
Andrew Mcgee Porter                                                      336             *             36             *
Frank R Pratt & Stephanie L Pratt Jt Ten                                 840             *             90             *
Premier Entertainment and Productions Ltd.                           252,000             *         27,000             *
Don Prosser                                                           74,800             *         14,800             *
Nathan Rakita                                                            740             *             80             *
Debbie Raplee                                                             17             *              2             *
Red Barron Charter Lines Ltd.                                        252,000             *         27,000             *
A M & S Reinersts Jt Ten                                                  37             *              4             *
Alan Rheingold                                                           733             *             79             *
Jeffrey A Ritenour                                                        84             *              9             *
Richard D Roberge                                                        168             *             18             *
Daniel J Rode                                                            549             *             60             *
Floyd Roney                                                              336             *             36             *
David P Root                                                           1,680             *            180             *
Derek Root                                                               716             *             77             *
George Roubekas                                                          182             *             20             *
Michael Russo                                                            373             *             40             *
Raymond D. Schick & Alice Schick JTTEN                               107,262          1.25%        62,262             *
Raymond D. Schick                                                     50,400             *         43,917             *
Robert C Schick****                                                  407,670          4.76%        88,323             *
Morton Schnessel                                                         293             *             32             *
Karen D. Sebastiani                                                   11,760             *          1,260             *
Tomas Sedlacek                                                           367             *             40             *
Kenneth R Segars                                                          17             *              2             *
Saket B Sharan                                                         3,360             *            360             *
Frank Anthony Sica                                                     2,688             *            288             *
J. Scott Sitra****                                                    16,801             *          1,801             *
Lawrence A. Stanley                                                   30,593             *          3,278             *
Jeri Steppat FBO Elizabeth Reece                                         840             *             90             *
Jeri Steppat FBO Michael Steppat                                         840             *             90             *
Robert A & Valerie V Stoughton Jt Ten                                     37             *              4             *
Donald J Stumpo                                                          168             *             18             *
Michael R Sullivan                                                       182             *             20             *
Sunamerica Trust Co. CUST FBO IRA Ronald J. Meyer                      1,428             *            153             *


                                       12

Swiss American Securities                                                115             *             13             *
Walter Szramowski Jr & Marie Szramowski Jt Ten                           733             *             79             *
Tin Hong Trading Company Ltd.                                        280,282          3.27%        30,031             *
James W. Tindell & Louise A. Tindell Jt Ten                            3,360             *            360             *
Tonya Tompkins                                                           336             *             36             *
U S Clearing Corp                                                     15,000             *              0             *
Valeure Mobllieres Desiardins Inc                                        908             *             98             *
Ronald D & Christine M Van Hoorebeke Jt Ten                               74             *              8             *
James L Van Horn III & Elizabeth F Van Horn Jt Ten                        91             *             10             *
Douglas Wayne Vaughn                                                   1,680             *            180             *
Yvonne C Vaughn                                                        3,360             *            360             *
VFTC Cust FBO IRA David Sanford                                          679             *             73             *
Waterhouse Bank Cust Terry F Tanner Jr IRA                               336             *             36             *
Gregory Scott Waugh                                                    8,400             *            900             *
Irving Weissler                                                          478             *             52             *
Lance Weldgen                                                            168             *             18             *
Victoria A Weller                                                      1,680             *            180             *
Steven L Whitcom                                                         881             *             95             *
Douglas Richard Willardson                                                74             *              8             *
Huey R Wyles                                                             145             *             16             *
Cameron B. Yost****                                                   48,520             *          5,200             *
Suan Yost                                                              1,465             *            157             *
Charles Young                                                            226             *             25             *
------------------------------------------------------------------------------------------------------------------------
Total Number of Common Shares Outstanding                                                                     8,348,317
Total                                                                                                      -------------
=================================================================
                                                                   5,877,167                    2,665,509            40%
=========================================================================================================

=========================================================================================================

*Less  than  1%.
**  Not  including  shares  which  may  be  beneficially  owned  and  not  of  record.
***Former  10%  beneficial  owner
****Former  Officers  and  Directors

                              PLAN OF DISTRIBUTION.

The selling security holders may offer all 3,318,462 shares or part of the shares included in this prospectus from time to time in one or more types of transactions (which may include block transactions) on applicable exchanges or automated interdealer quotation systems, in negotiated transactions, through put or call options transactions relating to the securities offered by this prospectus, through short sales or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each selling security holder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The methods by which the selling security holders may resell their shares include, but are not limited to, the following:

- a cross or block trade in which the broker or dealer engaged by a selling security holder will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
- purchases by a broker or dealer as principal and resale by such broker or dealer for its account;
-    an  exchange  distribution  in  accordance with the rules of such exchange;
- ordinary brokerage transactions and transactions in which the broker solicits purchasers;
-    negotiated  transactions;
- short sales or borrowing, returns and reborrowings of the shares pursuant to stock loan agreements to settle short sales;
- pledge and hedging transactions with broker-dealers or other financial institutions;
- delivery in connection with the issuance of securities by issuers, other than us, that are exchangeable for (whether on an optional or mandatory basis), or payable in, such shares (whether such securities are listed on a national securities exchange or otherwise) or pursuant to which such shares may be distributed; and
-    a  combination  of  any  such  methods  of  sale  or  distribution.

In effecting sales, brokers or dealers engaged by a selling security holder may arrange for other brokers or dealers to participate in such sales. Brokers or dealers may receive commissions or discounts from a selling security holder or from the purchasers in amounts to be negotiated immediately prior to the sale.

We will not receive any of the proceeds from the sales of the securities by the security holders pursuant to this prospectus. We will, however, bear certain expenses in connection with the registration of the securities being offered by the selling security holders, including all costs, expenses and fees incident to the offering and sale of the securities to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Our common stock is listed for trading on the Nasdaq Over-The-Counter Bulletin Board.

In order to comply with the securities laws of certain states, the selling security holders may only sell the securities through registered or licensed brokers or dealers. In addition, in certain states, the selling security holders may only sell the securities if they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements of such state is available and is complied with.

A selling security holder, and any broker dealer who acts in connection with the sale of shares hereunder, may be deemed an underwriter within the meaning of
Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the securities as principal might be deemed underwriting discounts and commissions under the Securities Act. Because the selling security holders may be deemed underwriters within the meaning of Section 2(11) of the Securities Act, the selling security holders will be subject to the prospectus delivery requirements of the Securities Act.

We are permitted to suspend the use of this prospectus in connection with the sales of securities by selling security holders upon the happening of certain events. These include the existence of any fact that makes any statement of material fact made in this prospectus untrue or that requires the making of additions to or changes in this prospectus in order to make the statements herein not misleading. The suspension will continue until such time as we advise the selling security holders that use of the prospectus may be resumed, in which case the period of time during which we are required to maintain the effectiveness of the registration statement shall be extended. We will bear the expense of preparing and filing the registration statement and all post-effective amendments.

                                LEGAL PROCEEDINGS

We are parties to legal proceedings arising during normal course of business. We have recorded probable and measurable liabilities related to the legal proceedings. We believe none of them will have material effect on our business.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names and ages of the current Inform Worldwide Holdings management, their principal offices and positions within the Company and the date such person became a director or executive officer.


Name                Age                      Position                          Since
------------------  ---  ------------------------------------------------  --------------

Larry G. Arnold      57  Chairman of the Board  & Chief Executive          March, 2000
                         Officer                                           November, 2000
Donald Plekenpol     51  Director
                                                                           November, 2000
J.D. Kish            46  Director, Treasurer & Secretary
Carolyn LaPerriere   28  Controller and Assistant Secretary                June, 2001


The following is a brief account of the business experience on each director and management of the Company. There are no family relationships between any Directors or Executive Officers of the Company.

Larry  G.  Arnold-CEO,  Chairman  of  the  Board

Larry Arnold has over thirty years of experience in corporate turnarounds and capitalization of four public companies. From 1996 until joining the Company, Mr. Arnold served as Chairman and CEO of Online Power Supply (OTC BB: OPWR). From 1990 until 1996, Mr. Arnold served as President, CEO and Chairman of the Board for Glitch Master, Inc., a PC power supply manufacturing and distribution company. In 1996, Glitch Master, Inc. merged with the now OnLine Power Supply, Inc. Mr. Arnold has also served as a Director of Hillsboro State Bank, Hillsboro, Kansas, for the past five years and is presently Vice Chairman of the Board. From February 1989 until July 1990, he served as Vice President, Treasurer and Director of Ryan-Murphy, Inc., a public company. From April 1988 to February 1989, he served as a financial consultant to Postmark Stores of America, Denver, Colorado. From January 1987 to April 1988, he was the President of Discount Converter Supply Company, Colorado Springs, Colorado, a private Colorado corporation, and from May 1985 to November 1986, Mr. Arnold was President of Nova Resources Corporation, Colorado Springs, Colorado, a public corporation. He holds a B.A. degree in Business Administration and has done graduate work at the University of Kansas and University of Colorado, Colorado Springs.

Donald  L.  Plekenpol-  Director

Mr. Plekenpol has served as CEO of VERSIFI Inc., an Internet infrastructure software company based in Newport Beach, California, since October 23, 2000. VERSIFI Inc. specializes in building easy-to-use, enterprise Java applications to enable the creation, delivery and management of dynamic web content. Prior to VERSIFI Inc, he served as Vice President and General Manager of SAIC's Denver operations. The Denver SAIC operations include e-Business, management consulting, and ERP Sales and Implementation. Mr. Plekenpol brings with him over twenty-five years experience in the Internet, information technology, networking and telecommunications industries. He served in various executive positions with companies such as Ameritech, UNISYS, IntegrationWare and Webify, Inc. before he joined SAIC. Prior to Ameritech, Mr. Plekenpol spent twenty years of his career with IBM in various North American and Global executive marketing positions. He is the author of "Executive Guide to Telecommunications" 1994. Mr. Plekenpol holds a Bachelor of Arts degree from Valparaiso University. He also completed various IBM training programs and graduate work in the area of finance and marketing.

J.D.  Kish,  CPA-  Director,  Treasurer  &  Secretary

Since 1990, JD Kish has been President of Kish, Leake & Associates, P.C., an Englewood based certified public accounting firm, performing both private and public company audits, tax compliance, and technology consulting. The firm is a member of the American Institute of Certified Public Accountants SEC practice section, the Colorado Society of Certified Public Accountants, and is licensed to perform WebTrustR engagements. From 1982 to 1990, Mr. Kish practiced as a sole practitioner in Englewood, Colorado. Mr. Kish received his BBA in Accounting from Ohio University in 1976, his CPA certificate in Illinois in 1980, and his MBA in Management Information Systems from DePaul University in Chicago in 1981. Mr. Kish is a licensed registered representative and financial principal with NASD.

There  currently  are  four  vacancies  on  the  Board  of  Directors.

Carolyn  LaPerriere  -  Controller  and  Assistant  Secretary

Ms. LaPerriere joined the Company in November of 2000, as an assistant to the controller. She has been the principal financial consultant to Dino Diesel, Inc. a privately held company since 1998. She was appointed Controller and elected Assistant Secretary of the Company in June, 2001. Ms. LaPerriere holds a BS degree in Accountancy from the University of Colorado.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company regarding the beneficial ownership of common stock as of March 31, 2001, by (i) each Director of the Company, (ii) each executive officer of the Company, (iii) all directors and executive officers as a group, and (iv) each person known to the Company to be the beneficial owner of more than 5% of its outstanding shares of common stock. Percentage of ownership is based on 8,548,661 shares of common stock issued and outstanding as of March 31, 2001.

                                                                      Common
                                                                      Shares
Directors and Executive Officers                                     Owned (3)   Percent of Class (2)
------------------------------------------------------------------  -----------  --------------------

Larry G. Arnold, Chief Executive Officer & Chairman of the
Board                                                                                              4%
                                                                    352,200 (1)
Donald Plekenpol, Director                                              10,000                     *

John Herbers, Director (6)                                              10,000                     *

J.D. Kish, Director, Treasurer & Secretary                              10,500                     *

Mitzi Q. Mitchell, Controller, Assistant Secretary & Treasurer (5)       5,900                     *
                                                                    ----------            ----------


All current directors and executive officers as a group                388,600                   4.4%

Five Percent or more Shareholders (4)

Banyan Corporation
   4740 Forge Rd., Bldg. 112
   Colorado Springs, CO  80907
                                                                       687,575                     8%
J. Scott Sitra (An Agent)
    4301 Beau Rivage Cir.                                            1,618,923
    Lutz, FL 33549(4)                                                                           18.9%

*    Less  than  1%  or  no  holdings  as  of  February  28,  2001.

     1.   Beneficially  owned  by  Mr.  Arnold  and  his  family.

     2.   Based on 8,548,611 shares issued and outstanding as of March 31, 2001.


                                       16

3. Beneficial ownership is determined in accordance with the 13d-3 of the Securities Exchange Act of 1934. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or become exercisable within 60 days of this report, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

4. Mr. Sitra serves as an agent for various corporate shareholders of the Company. The shares shown above are a total of the shares owned by various entities. Mr. Sitra personally owns only 16,801 shares.

5.   Ms.  Mitchell  resigned  on  May  15,  2001.

6.   Mr.  Herbers  resigned  on  May  8,  2001.

                            DESCRIPTION OF SECURITIES

DESCRIPTION  OF  SECURITIES

We  are  authorized  to  issue  and  have  outstanding the following securities:

                         Shares       Shares
Description              Authorized   Outstanding
-----------------------  ----------   -----------
Class A Common Stock
                         50,000,000    8,548,611
Class B Common Stock     50,000,000    0
Class A Preferred Stock  25,000,000    0
Class B Preferred Stock  25,000,000    0

CLASS  A  COMMON  STOCK

Class A Common Stock, our only outstanding equity securities, has no par value. Holders of Common Stock are entitled to one vote for each share held of record on all matters on which shareholders may vote. There are no preemptive rights applicable to the Common Stock. All outstanding shares of common stock are fully paid and non-assessable. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in assets available for distribution.

CLASS  B  COMMON  STOCK,  CLASS  A  PREFERRED  STOCK,  CLASS  B  PREFERRED STOCK

There are no shares outstanding under these classifications. As these classes of securities are already authorized, they may be issued from time to time by our board of directors with rights and preferences as the board may determine. No such issuances are presently contemplated.

EMPLOYEE  STOCK  OPTION  PLAN  OF  1999

The Company adopted an employee stock option plan approved by the stockholders in 1999 for the purpose of attracting and retaining qualified personnel, and providing incentives to employees, directors and consultants, with the objective of promoting the success of the Company's business. 200,000 shares of Class A Common Stock have been reserved under this plan. No options are currently outstanding under the plan.

YEAR  2000  LONG-TERM  EQUITY  INCENTIVE  OPTION  PLAN

On October 6, 2000, the Company adopted a Long-Term Equity Incentive Plan which was approved by stockholders on November 14, 2000. The option plan is intended to advance the Company by providing an incentive to those persons who have management and key employment responsibilities, and to others who serve the Company. 3,000,000 shares are reserved under this option plan. The options will be granted with exercise prices equal to or above their market price, will have a life of 10 years and will vest according to the directions of Board of Directors.

Both option plans are administered by our Board of Directors, or a committee appointed by the Board, which has the authority to determine the individuals to whom grants shall be made under plan, the type, size and terms of the grants to be made, the duration of any applicable exercise or restriction period, including the criteria for vesting and the acceleration of vesting, and to deal with any other matters arising under the plans.

WARRANTS

The Company currently has 89,500 warrants outstanding from prior fundraising efforts. Each Warrant entitles the holder to purchase one share of the Company's Class A common stock at an exercise price of $3.00 per share through January 15, 2002, at which time the Warrants expire.


                                 DIVIDEND POLICY

The Company has never declared or paid cash dividends on its capital stock and the Company's Board of Directors intends to continue this policy for the foreseeable future. Earnings, if any, will be used to finance the development and expansion of the Company's business. Future dividend policy will depend upon the Company's earnings, capital requirements, financial condition and other factors considered relevant by the Company's Board of Directors and may be subject to limitations imposed by federal and state laws.

                                  LEGAL MATTERS

Wolin & Rosen Ltd., Chicago, IL, has passed upon the legality of the securities covered by this prospectus. Wolin & Rosen, Ltd. is relying on John H.
Lonnquist,  Esq.,  Denver,  Colorado,  with  respect to matters of Colorado law.

                                     EXPERTS

Ronald Chadwick, P.C., independent auditors, have audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K, for the years ended June 30, 1999 and 2000 as set forth in their report thereto. Our consolidated financial statements and schedules are included herein in reliance on Ronald Chadwick P.C.'s authority as experts in accounting and auditing.

Ehrhardt Keefe Steiner & Hottman P.C., independent auditors, reviewed our unaudited financial statements for the quarters ended March 31, 2001 and 2000 and the three quarters ended on such dates, which are included in this prospectus.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our By-Laws limit the liability of directors and officers to the fullest extent permitted by Colorado law. This is intended to allow our directors and officers the benefit of Colorado's Corporation Law which provides that directors and officers of Colorado corporations may be relieved of monetary liabilities for breach of their fiduciary duties as directors, except under circumstances which involve acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or the payment of unlawful distributions.

 Insofar as indemnification for liabilities arising under the Securities Act of 1993 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director or officer of our company in the successful defense of any action, suit or proceeding) is asserted by such director or officer in connection with the securities being registered, we will, unless in the opinion of its legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                       ORGANIZATION WITHIN LAST FIVE YEARS

Inform Worldwide Holdings, Inc. was formed as Anything, Inc. a Colorado corporation on August 15, 1997 with its headquarters, in Colorado Springs, Colorado. Anything, Inc. changed its name to Anything Internet Corporation on August 31, 1998. It ceased its S-Corp. status on September 30, 1998. Anything Internet Corporation became a NASDAQ OTC Bulletin Board company on June 15, 1999. On June 30, 2000, the Company acquired Inform Worldwide, Inc., a Colorado corporation, and moved its headquarters to Denver, Colorado. On November 15, 2000, the Company changed its name to Inform Worldwide Holdings, Inc. On November 14th, 2000, the Company announced a plan to acquire Mapas y Datos of Bogota, Colombia. The acquisition was not completed.

The Company two other wholly owned subsidiaries: AnythingPC Internet Corporation and Anything Coffee Corporation. Both are dormant. Inform Worldwide Inc. operates as a wholly owned subsidiary of Inform Worldwide Holdings, Inc.

                             DESCRIPTION OF BUSINESS

Overview
--------

Inform Worldwide Holdings, Inc. was founded in August of 1997 as a Colorado corporation. Until December 1999, the Company operated its Internet storefronts including AnythingPC.com, AnythingUnix.com, AnythingMac.com, AnythingCoffee.com, Anythingbooks.com and Anyreminder.com, selling computer hardware, coffee retail services, and books through Internet and providing a free reminder service site with gift sales. Upon acquiring Inform Worldwide, Inc. in June 2000, the Company launched a transformation from its previous position as a generalized E-Commerce services provider to that of a highly focused syndicator of L-Commerce. L-Commerce consists of "location-aware" Internet applications that deliver location and geographic information for commercial use. The Company has not been successful in this.

Business  Strategy  &  Acquisitions
-----------------------------------

The cornerstone of the Company's strategy is to use software and hardware applications developed by others that integrate location technology in an application service provider (ASP) environment. The environment is intended to bring together a large number of technology suppliers and buyers under one virtual roof.

Prior to its acquisition, Inform operated as a privately owned corporation to provide location technology services to the telecommunications and utilities industries. Founded in 1993 as Inform Technologies and adopted the name Inform Worldwide, Inc. in 1996, Inform has served over 200 organizations worldwide, including Hewlett Packard, Compaq, CH2MHill, SAIC/Telcordia, Oracle, and Utilicorp.

Through a technology agreement with Mapas y Datos, S.A., Inform owns North American rights to geographic information systems applications that can be integrated into business systems and processes to enable and support monitoring and management of assets and provide mapping information through the Internet.

CORPORATE  RESTRUCTURING  AND  REBRANDING.

On November 14, 2000, the company changed its name from Anything Internet Corporation to Inform Worldwide Holdings, Inc. as it more accurately signals our purpose to become a leader in the dissemination of location information in the Americas. The Company is investigating options for selling off non-strategic technologies and related E-Commerce assets.

The Company is currently negotiating for an ASP relationship to support Internet-based mapping, remote asset location monitoring (e.g. vehicles and other valuable objects) and telematics (remote device control) for use in both business-to-consumer (B2C) and business-to-business (B2B) applications. We are also negotiating for a comprehensive emergency management information system designed to meet federal safety regulations imposed on public entities.

CREATE  A  PLATFORM  FOR  BUSINESS-TO-BUSINESS  TRANSACTIONS.

As business volume grows, the Company intends to become an aggregator and matchmaker for buyers and sellers. By leveraging its position in the syndication network, the Company through its online capabilities can match buyers and sellers on a dynamic basis. In combination, we believe achievement of Inform's strategic objectives will create a large, continuous revenue stream and may establish a dominant position in L-Commerce.

EMBED  TECHNICAL  AND  COMMERCIAL  STANDARDS  WITHIN  THE  ASP  MODEL.

L-Commerce includes many new opportunities where technical and commercial standards are non-existent or unfamiliar to many potential users. By adopting technologically appropriate and commercially efficient practices, the Company's syndication network can be created, expanded and optimized more quickly than is possible in the physical world. Correspondingly, the ASP model should support virtually an unlimited number of partners without incurring much additional cost.

The  Market  and  Business  Opportunities
-----------------------------------------

Today, L-Commerce rides a wave of profound technological change that allows many separate technologies to operate in tightly integrated systems that may create new opportunities to improve business processes and the lives of consumers. This technology can be combined with a variety of digital map data including street maps, 3D terrain models and high-resolution satellite imagery to provide valuable and readily deliverable location information. The plummeting cost of these data products and their availability in standard formats, usually on the Internet, we believe makes the use of location technology viable within any business with a need for it.

BUSINESS  NEEDS  FOR  LOCATION-BASED  SERVICES

As businesses strive to improve their efficiency and boost productivity, they may increasingly look to location technology as a means to answer questions about the location of customers and corporate assets.

Companies can optimize the utilization of their resources by collecting nearly instantaneous and continuous information through wireless communications. For industries with large numbers of mobile workers, the payback will be greatest. The incorporation of location-awareness by corporations is intended to deliver the following benefits:

-    Improve  scheduling  and  dispatch
-    Reduce  drive  time
-    Reduce  overtime  costs
-    Reduce  fleet  and  fuel  costs
-    Increase  utilization  of  transport  vehicles
-    Improve  customer  service

Consumer use of wireless location and other location-aware applications should increase over the next few years. According to the Strategis Group, a Washington-based technology research company, revenues from location-based services are projected to near $4 billion by 2004 in North America alone - rising from a mere $30 million in 1999. Key consumer location-based services include emergency roadside assistance, traffic and navigational information, and "Location 411" information services. The Strategis Group states that, " consumers are not only interested in location-based services, but are also willing to pay for these services.". The Company believes that the usage of cellular phones, personal digital assistants and the Internet will dramatically increase within the next two to three years.

The Federal Communications Commission has mandated that wireless carriers must deploy technologies that can locate wireless users who call 911 by October 2001. The Commission's mandate has already resulted in a dramatic influx of investment and development of location technology. As wireless carriers and others begin deploying these capabilities, consumer use of the location-awareness of their mobile phones and other devices should proliferate.

PRIMARY  MARKET

Our primary market will be the location-based-service market. This is a new and evolving market encompassing many industries such as Internet Service Providers, wireless communication service providers, telecommunications industry, gas utilities industry, transportation, wholesale distribution, news media and security services.

Products  &  Services
---------------------

The Company intends to become a leading integrator of location-based technologies and an application service provider of highly specialized geo information services. The cornerstone of the Company's services is the managed service of technology of others. This should provide a platform optimized for the integrated processing of high-value location, message (e.g., proximity-based notifications) and telematic data.

EMERGENCY MANAGEMENT INFORMATION SYSTEM (EMIS) is intended to provide comprehensive information database for disaster relief for public and private entities.

Competition
-----------

As the market for location-based services evolves, the Company expects competition from organizations falling within the following areas:

     Location-based servers - Several organizations plan to provide services overlapping with some or all of the Company's services. Examples include Phone.com, AirFlash, SignalSoft and US Wireless.

     Wireless Communications Providers -- Most wireless carriers are investigating opportunities to provide location-based services that piggy-back off of the infrastructure required to satisfy the FCC requirement to support location of wireless 911 calls. Qualcomm, through is Omnitracks vehicle-locating service and Snaptrack GPS division, has the most aggressive strategy among wireless carriers.

     Roadside Assistance Providers -- Over the next several years, existing (e.g., OnStar and ATX) and new providers of roadside assistance services are expected to extend their offerings with services dependent upon location-awareness. These organizations and their owners/partners within the automotive industry have begun deploying traffic-alert systems, concierge services and next-generation telematics applications.

     Content Providers -- Owners of map data and other location-based content may offer competitive services. Presently these organizations act as suppliers to companies such as Inform Worldwide. However, as demand for location-based services grows, content providers may seek to expand their role. The primary content providers for North and South America are Navtech, GDT and ETAK.

     GIS  Vendors  --  Organizations  offering  the  core  software (e.g., ESRI,
     Autodesk and MapInfo) for visualizing and analyzing location-based information may offer ASP-based platforms that compete with portions of the Company's offerings.

     Vertical Application Software Providers -- There are many companies focusing on specific applications of location-based capabilities. These include applications such as vehicle location monitoring (e.g. @Road) and mobile workforce management (e.g. Imedeon).

Most, if not all of these companies have greater financial and marketing resources than we do, so we cannot assure that we will achieve sustainable market differentiation or competitive advantage.

Competitive  Advantage
----------------------

LOWER  CONSUMER  COST

To date, studies performed by research organizations such as Strategic Group have focused on prices consumers are willing to pay for specific location-based services. Information regarding business price points has been collected from organizations offering such services. However, most of these services are narrowly defined, have little market penetration or are unsuitable for extrapolation. For instance, while Qualcomm's Omnitracks vehicle locating package results in over $300 million annually in the long distance trucking sector, we believe the pricing model is not directly useful in predicting price points for other transportation market segments. Furthermore, the newness of L-Commerce means there are no models for determining a consumer's (business or user's) tolerance for the cost of procuring a service, the cost of a service failing or the ease of obtaining post-sales support service.

Our assessment of the market is that indirect consumer costs (e.g., procurement, data acquisition, or obtaining data security) create large barriers to consumer use of location-based services, and that only by removing these barriers can suppliers be successful. Correspondingly, the Company's products/services and marketing strategies are designed in a way to reduce or eliminate such barriers. Additionally, the Company will adopt pricing mechanisms that mitigate business risks associated with uncertain cost sensitivity and volatility.

MORE  CONSUMER  CONVENIENCE

In considering our options for creating convenient channels for location-based services, we believe that the role of location awareness in an application is to support a process or the retrieval of other information. Rarely is a consumer merely concerned with where they or something of interest is located; rather, location is information used to enrich a process or other information. Based on this realization, the Company plans to seek distribution channels with an interest in extending their existing product lines with location-awareness. The Company believes that this "location-enabling" philosophy will create differentiation from many others already entering the market. For instance, several suppliers of location-based services focus exclusively on distribution through wireless carriers. However, we believe this infrastructure-provider-to-infrastructure-provider approach fails to provide consumers with convenient access to the specific services they need.

Revenue  Model
--------------

The Company's revenues are intended to stem predominantly from fixed subscriber access fees, variable usage fees and charges for support services. The Company expects additional income from value-added resale (VAR) of third-party technology and information and royalties from company owned software. The Company will offer its E-hub services under multi-year contracts that include minimum monthly fees. The Company will also develop proprietary software for a fixed fee. Over time, these contracts should give the Company significant sales backlog and future revenue predictability.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion should be read in conjunction with the financial statements and notes thereto in this prospectus. except for the historical information, this prospectus may contain or incorporate by reference statements that are not based on historical fact and which may be deemed "forward-looking statements," subject to protections under federal law. We intend words such as "believes," anticipates," "plans," "expects," "projects," "hopes," and similar expressions to identify forward-looking statements. In addition, statements covering our future performance and our plans, objectives expectations or intentions are forward-looking statements. These forward-looking statements are based largely on our expectations. They are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified and are beyond our control. Future events and actual results could differ materially from the forward-looking statements and information contained in this memorandum. Factors which could cause our results to differ materially from those indicated by the forward-looking statements, include, among other things:

     -    changes  in  technology
     -    changes  in  management  or  key  employees;
     -    changes  in  consumer  spending  habits;
     -    actions  taken  by  particular  competitors;  and
     -    those  matters  listed  under  "Risk  Factors."

GENERAL  --  FISCAL  YEAR  ENDED  JUNE  30,  2000

In March 2000, Larry Arnold joined the Company as President and subsequently the Chief Executive Officer and Chairman of the Board. Anything Internet Corporation then moved its corporate headquarters from Colorado Springs to 10333 E. Dry Creek Road, Suite 270, Englewood, CO 80112. Under the direction of the new management team, Anything Internet Corporation began to transform its business model from generalized E-Commerce to specialized location based services. On June 30, 2000, the Company acquired Inform Worldwide, Inc. in a stock-for-stock transaction, in which the former shareholders of Inform Worldwide Inc. received a total of 3 million shares of Anything Internet in exchange for all outstanding common shares of Inform Worldwide, Inc. Inform Worldwide, Inc. became a wholly owned subsidiary of Anything Internet as of the merger date. The purchase was valued at $9,126,949 for the acquisition of licensing rights from Inform Worldwide, Inc.

The Company also signed a definitive agreement to acquire Mapas Y Datos and Mapas Latinos of Bogota, Colombia. The management believe that the synergy of Anything Internet, Inform Worldwide Inc. and Mapas y Datos/Mapas Latinos provide the foundation to become a leading provider of location services. The Mapos y Datos acquisition, however was not completed and only certain licensing relationships remain.

RESULTS  OF  OPERATIONS

Fiscal Year Ended June 30, 2000 Compared to Fiscal Year Ended June 30, 1999 Net sales for the fiscal year ending June 30, 2000 were $685,268, a decrease of 433% over $3,503,822 for the same period a year ago. All of these sales were a result of sales generated through the Company's Internet storefronts AnythingPC.com, AnythingMAC.com and AnythingUNIX.com. which the Company has now closed as part of its new direction and plan.

Gross profits for the fiscal year ending June 30, 2000 were $67,691. This represents a decrease in gross profits of 21% over $84,436 for the same period a year ago. Gross profit margins increased from 2.4% of sales to 9.8% of sales as a result of the Company's decision to forego selling to match competition and to sell at a profit. This decision resulted in a large drop in sales and the closure of the store fronts.

Selling, general and administrative (SG&A) expenses for the fiscal year ended June 30, 2000 were $2,008,226 which represents a 299% increase from $672,293 for the same period a year ago. The major components of these expenses for the fiscal year were the hiring of additional staff, development of Anyreminder.com., development of the new management team and business plan, acquisition of Inform Worldwide, Inc., acquisition costs of office and computer equipment and software development costs. The net loss for the fiscal year ending June 30, 2000 amounted to ($1,884,016), or ($0.65) a share. This represents an increase of 318% compared to ($591,688), or ($0.24) a share, for the same period a year ago. The increase in net loss was the result of lower gross profit margins and increased cost of operations from expansion activities. There were a total of 5,823,802 shares and 3,074,400 shares issued and outstanding as of June 30, 2000 and 1999, respectively.

Liquidity  and  Capital  Resources

The Company's operations during the fiscal year have concentrated on developing its Internet storefronts, building brand recognition and a loyal customer following, and securing the financing necessary to fund the development, operations and expansion of its business. The Company now is developing its new business plan described earlier and is continuing to raise money to fund this development.

As of June 30, 2000, the Company had cash on hand of $199,793, accounts receivable of $78,717, and receivable notes of $200,000. The Company also had bank credit lines totaling $185,000. In addition, the Company had several supplier-based revolving lines of credit, including Tech Data, $250,000; Ingram Micro, $150,000; Merisel, $85,000; and Pinacor, $5,000. These lines are either paid off or pay-out agreements have been reached to be paid in the first quarter of fiscal 2001.

Net cash used by operating activities for the fiscal year ended June 30, 2000 totaled ($1,386,088) compared to ($228,909) for the same period a year ago. The majority of the increase in cash flow used in these operating activities was the result of higher SG&A expenses, as described above. Net cash used by investing activities totaled ($22,744) for the fiscal year ending June 30, 2000 compared to ($ 80,318) for the same period a year ago. We issued three million common shares to purchase Inform Worldwide, Inc. which was a non-cash transaction. The decrease in investing activities was the result of changes in operational direction. Page 7 Net cash provided by financing activities totaled $1,561,184 for the fiscal year ending June 30, 2000 compared to $200,516 for 1999. The increase in cash provided for by financing activities was the result of sale of common and preferred stock, exercise of founders options, exercise of warrants registered last year, and common stock issued for services performed. Other financing came from borrowing activities and utilizing existing credit facilities. The Company expects to continue making significant investments in the future to support its overall growth. The Board of Directors has approved 2,000,000 additional common shares to be issued in a private placement. The private placement, it is hoped, will bring in up to $5,000,000 in funding to help the Company facilitate its growth plan. The above analysis does not reflect the combined operating results of Inform Worldwide Inc. and Anything Internet Corporation. Had these two companies combined their operations as of July 1st, 1999, the combined revenue and losses would have been approximately $1.5 million and ($2.2 million), with a loss per share of ($0.77). However, we believe that the pro forma combined results of operations are not indicative of the actual results that would have occurred had the acquisitions been consummated at the beginning of fiscal year 1999 or of future operations of the combined entities under the ownership and operation of the Company. Currently, it is anticipated that ongoing operations will be financed from the net proceeds of the anticipated private placement of the company's common stock, cash on hand, accounts receivable, the various credit facilities available to the Company, and from internally generated funds. However, as indicated in the Company's most recent financial statements available herein, while operating activities provide some cash flow, the Company is currently cash flow negative. There can be no assurances that the Company's ongoing operations will begin to generate a positive cash flow or that unforeseen events may not require more working capital than the Company currently has at its disposal.

GENERAL  --  PERIOD  ENDED  MARCH  31,  2001

As noted above, we changed our business direction in early 2000 to focus on the emerging market for location-aware Internet and wireless applications - software that delivers location and geographic information for commercial use. These applications enable "location-based services", also known as "Location-Commerce"("L-Commerce"), to deliver information to users based on the location of fixed and/or mobile assets through the Internet and/or wireless communication devices.

During the quarter ended March 31, 2001, we continued our fundraising effort through a private placement of our common stock. The purpose of this placement was to bring sufficient additional investment into the Company to support the operations plan. We extended the private placement. Funds raised so far through private placement were used for working capital. Our acquisition effort of Mapas y Datos was terminated in February 2001 by mutual agreement. We decided to discontinue the effort of developing the E-hub platform until future funding becomes available. Additionally, we commenced negotiations with other third party software development companies in the area of emergency management information systems. We believe such effort will expedite our bringing product to market. We were also actively looking for new business opportunities during the quarter.


RESULTS  OF  OPERATIONS

Quarter  Ended  March  31,  2001  Compared  To  Quarter  Ended  March  31,  2000

Revenue

Net sales for the quarter ended March 31, 2001 were $15,345, an increase of 219% from $4,808 for the same period a year ago. Although the revenue increased compared to the same period last year, the consulting revenues were not sufficient to support operations. The Company is in the process of negotiating relationship to develop future revenue sources, although it may be unsuccessful.

Gross  Profit

Gross profits for the quarter ended March 31, 2001 were $15,345, an increase of 745% compared to $1,814 same period last year. The revenue recorded for quarter ended March 31, 2001 was a residual billing from a prior period and the costs of revenue were recorded in the prior period.

Selling,  General  &  Administrative  Expenses

Selling, general and administrative (SG&A) expenses for the quarter ended March 31, 2001 were $658,575 representing a 129% increase from $288,550 for the same period a year ago. The increase in expenses is due to the Company's expanded operations compared to same period last year. The major components of these expenses for the fiscal quarter were salaries, the terminated acquisition of Mapas y Datos, costs of office lease, software development costs, and amortization of acquired licensing rights. Depreciation and amortization costs of $244,567 represents 37% of the overall SG&A costs.

Other  Income  and  Expenses

Interest expenses for the quarter ending March 31, 2001 were $46,247, an increase of 507% compared to the same period last year. The increase in interest expense was due to significant increase in notes payable to a related party.

The Company wrote off certain intangible assets during the quarter ending March 31, 2001. These assets include investment in Mapas y Datos of $100,000, acquired Licensing Rights and E-hub Development Expenditures. The charge from asset impairment totals $2,014,351, representing 74% of the net losses for the quarter ending March 31, 2001.

The net operating loss for the quarter ending March 31, 2001 was ($2,718,965), or, ($0.32) per share. This represents an increase of 6364% compared to ($420,863), or ($0.17) per share, for the same period a year ago. The increase in net loss was the result of expanded operations and non-recurring charges arising from asset impairment. The weighted average number of shares outstanding for the quarter ended March 31, 2001 and 2000 were 8,482,165 and 2,362,941 respectively.

Nine  Months  Ended  March 31, 2001 Compared To Nine Months Ended March 31, 2000

Revenue

Net sales for the nine months ended March 31, 2001 were $66,981, a decrease of 779% compared to the same period last year. The decrease in revenue was due to change in business direction during the past nine months from computer hardware resale and web retail services to that of location-based services. We spent majority of the nine months to complete the development of our E-hub platform and we did not have a completed product offering during the past year. We have since decided to discontinue the development of E-hub platform and have begun negotiations with other software venders to develop future revenue sources.

Gross  Profit

Gross profits for the nine months ending March 31, 2001 were $66,405, a significant increase compared to ($7,580) in losses same period last year. The company decided to change from its Internet retailing business last year due to significant erosion in profit margin.

Selling,  General  &  Administrative  Expenses

Selling, general and administrative (SG&A) expenses for the nine months ended March 31, 2001 were $3,133,335 which represent a 310% increase from $763,351 for the same period a year ago. The increase in expenses is due to the Company's expanded operations compared to same period last year. The major components of these expenses for the fiscal quarter were salaries, the terminated acquisition of Mapas y Datos, costs of office lease, software development costs, and amortization of acquired licensing rights.

Other  Income  and  Expenses

Interest expenses for the nine months ending March 31, 2001 were $75,599, an increase of 507% compared to the same period last year. The increase in interest expense was due to significant increase in notes payable to related party.

The Company incurred significant asset impairment charges during the nine months ended March 31, 2001. These assets include investment in Mapas y Datos, acquired Licensing Rights and E-hub Development Expenditures. The charge from asset impairment totals $2,014,351, representing 36% of the net losses for the nine months ending March 31, 2001.
The net operating loss for the nine months ended March 31, 2001 was ($5,583,890), or, ($0.78) per share. This represents an increase of 352% compared to ($1,235,883), or ($0.45) per share, for the same period a year ago. The increase in net loss was the result of expanded operations and non-recurring charges arising from asset impairment. The weighted average number of shares outstanding for the nine months ended March 31, 2001 and 2000 were 7,114,380 and 2,739,601 respectively.

Liquidity  and  Capital  Resources

The Company's operations to date have concentrated on developing products for future revenue growth, building brand recognition and a loyal customer following, and securing the financing necessary to fund the development, operations and expansion of its business. We are currently concentrating on looking for other business opportunities in the location-based service industry

Beginning December 2000, we downsized our operations from supporting 50 employees both in the US and in South America to our current operations of seven employees. The termination of the acquisition agreement with Mapas y Datos and discontinuation of E-hub development further reduced our capital expenditure needs. We are in negotiation with third parties to reduce our future lease obligations. A total of $366,250 was raised through March 31, 2001, in the private placement, to support our working capital needs. We also continue to borrow from corporate officers to support our ongoing operations.

As of March 31, 2001, the Company had cash on hand of $29,691, and no accounts receivable.

Net cash used for operating activities for the nine months ended March 31, 2001 totaled $1,829,232 compared to $1,053,965 for the same period a year ago. The increase in cash used for operating activities was the result of higher selling, general and administrative expenses.

Net cash used by investing activities totaled $200,251 for the nine months ended March 31, 2001 compared to $24,657 used by the Company for the same period a year ago. The increase in investing activities was the result of changes in operational direction and the Company's focus on building a location-based service product offering.

Net cash provided by financing activities totaled $1,859,419 for the nine months ended March 31, 2001 compared to $1,557,110 for the same period a year ago. The increase in cash provided by financing activities was the result of sales of securities and loans from the Company's officers and two individuals. Other financing came from borrowing activities and utilizing existing credit facilities. The Company expects to continue making significant investments in the future to support its overall growth. Additionally, we are in negotiation with a third party venture capital firm for funds for future expansion, although we cannot assure we will succeed in this.

Currently, it is anticipated that ongoing operations will be financed from the net proceeds of the private placement of the company's common stock, cash on hand, the various credit facilities available to the Company and from related parties. However, as indicated in the Company's most recent financial statements available herein, operating activities provide no cash flow, the Company is relying on financing activities to fund its operations. There can be no assurances that the Company's ongoing operations will begin to generate a positive cash flow or that unforeseen events may not require more working capital than the Company currently has at its disposal.

                            DESCRIPTION OF PROPERTY

We currently lease properties for the operations of our business under a lease through March 20, 2003, at a monthly rental of $18,000. Commencing June 26, 2001, we will sublet this space to an unaffiliated third party. We are currently negotiating for new office space more suitable to the needs for the near term. We do not own any real property. We own equipment and software products used for our business and development.

                  CERTAIN RELATIONSHIPS AND RELATED TRANSATIONS

Since June 30, 2000, the Company has borrowed approximately $1.2 million from its CEO and Chairman and approximately $156,000 from his wife, for which it has issued promissory notes secured by all available assets of the Company, to support its operations. These notes carry a 10-12% per annum interest rate.

                MARKET FOR COMMON STOCK AND RELATED STOCK MATTERS

The Company's Common Stock is quoted on the NASDAQ Over-The-Counter Bulletin Board under the symbol "IWWH". The Company's Common Stock began trading on July 15, 1999 under the symbol "ANYI" and changed its symbol to IWWH effective on November 17th, 2000.

As of March 31, 2001, there were approximately 1,500 record holders of the Company's outstanding Common Stock.

The following table sets forth the quarterly high and low sale prices of the Company's Common Stock in each of the last five calendar quarters and through July 18, 2001, as reported by O.T.C. Bulletin Board Quotation system.

                                      High Sales Price   Low Sales Price
                                      -----------------  ----------------
Fiscal 1999/2000
-----------------
    Quarter Ended March 30, 2000      $           10.06  $           2.13
    Quarter Ended June 30, 2000       $            5.50  $           2.44
Fiscal 2000/2001
-----------------
    Quarter Ended September 30, 2000  $            4.13  $           2.13
    Quarter Ended December 31, 2000   $            3.66  $           0.69
    Quarter Ended March 31, 2001      $            0.50  $           0.26
    Quarter Ended June  30, 2001      $            0.55  $           0.26
    July 2, 2001 July 18, 2001        $            0.48  $           0.30

The average share price as reported in the OTC BB for the last thirty days is $0.41. The share closed at $0.43 on July 18, 2001.

                             EXECUTIVE COMPENSATION

The following table sets forth the compensation level during the fiscal 1999, 2000 and 2001 to the Company's Chief Executive Officer and each of the Company's officers and directors. No executive officers received any compensation in fiscal 1998, no person received compensation exceeding $200,000 in fiscal 1999, no bonuses were awarded during fiscal 1999.


                                     Annual  Compensation             Awards
                                   -------------------------  ------------------------
                                                   Bonuses                 Securities
                         Fiscal                    or other   Restricted   Underlying      All
Name  and  Principal     Year                      compensa-   Stock       Options/SAR    Other
Position                 Ended      Salary($)      tions($)   Award(s)($)     (#)          ($)
--------------------  -----------  ------------  -----------  -----------  -----------  -----------
Larry G. Arnold
CEO and Chairman
of  the Board             6/30/01  $    200,000            0       10,000
                          6/30/00  $     41,667            0                 1,000,000
                                                                                50,000
                          6/30/99           N/A          N/A                       N/A          N/A
Edgar P.
Odenwalder III
Prior President and
Director                  6/30/01
                                   $    106,823            0                         0
                          6/30/00           N/A          N/A                       N/A          N/A
                          6/30/99           N/A          N/A                       N/A          N/A
Donald W. Prosser
Prior CFO,
Secretary and
Treasurer (a)             6/30/01
                                   $     50,000            0                         0            0
                          6/30/00  $    100,000            0       50,000      250,000            0
                          6/30/99           N/A          N/A       40,000      200,000          N/A
Carole Baumbusch
Prior COO of
Inform Worldwide,
Inc. (b)                  6/30/01
                                   $     50,832            0                         0            0
                          6/30/00           N/A          N/A                       N/A          N/A
                          6/30/99           N/A          N/A                       N/A          N/A
Gabriel Coch
Prior VP, Technical
Operations                6/30/01        90,879            0                         0            0
                          6/30/00           N/A          N/A                       N/A          N/A
                          6/30/99           N/A          N/A                       N/A          N/A
Mitzi Q. Mitchell
Controller,
Assistant Secretary
& Treasurer               6/30/01
                                         66,625            0                   100,000            0
                          6/30/00           N/A          N/A                       N/A          N/A
                          6/30/99           N/A          N/A                       N/A          N/A
J. Scott Sitra
Prior CEO &
Chairman of the
Board(c)                  6/30/01
                                            N/A          N/A                       N/A          N/A
                          6/30/00           N/A          N/A                       N/A          N/A
                          6/30/99             0            0                   700,000            0

Mr. Sitra resigned as CEO and Chairman of the Board of Inform Worldwide Holdings, Inc. as of October 18th, 1999.
Mr. Prosser resigned as CFO, Secretary and Treasurer of Inform Worldwide Holdings, Inc. as of September 19, 2000.
Ms. Baumbusch resigned as COO of Inform Worldwide, Inc. as of October 31, 2000 and forfeited her 500,000 options.
Mr.  Odenwalder  resigned  as  President  as  of  January  26,  2001.
Mr.  Tom  was  released  on  January  23,  2001.
Mr.  Coch  resigned  as  VP  Technical  Operations  on  March  19,  2001.
Ms. Mitchell resigned as Controller, Assistant Secretary and Treasurer on May 15, 2001.

Stock  Options
--------------

The following table sets forth information on stock options granted to the above-mentioned executive officers of the Company as of March 31, 2001.

                                          Percent of Total
                                            Options/SARs
                   Number of Securities      Granted to
                        Underlying         Employees as of      Exercise
                       Options/SARs         November 16,      Of Base Price
Name                    Granted (#)            2000(a)          ($/share)      Expiration Date
-----------------  ---------------------  -----------------  ---------------  ----------------
Larry G. Arnold                1,000,000                29%   $          3.00  April 18, 2003
                                  50,000                      $          2.00  April 16, 2003

Donald W. Prosser                250,000                12%   $          3.00  April 18, 2003
                                 200,000                      $          2.00  November 15, 2002

J. Scott Sitra                   700,000                19%   $          1.00  October 18, 2002

     (a) Based on total of 3,499,000 options granted and outstanding as of March 31, 2001, and excluding forfeited options to purchase 100,000 shares (3%) granted to an officer who resigned on May 15, 2001.

None of the above stock options have been exercised during 1999 and 2000. The options were granted by the full Board of Directors during 1999 and 2000. Mr. Arnold, Mr. Odenwalder, Mr. Prosser served on the Board of Directors during the time such options were granted.

As of May 1, 2001, we granted options to purchase 1,000,000 shares of Class A common stock at an exercise price of $.45 per share to Timothy J. O'Connor in connection with his employment as a project manager for the company. Mr.
O'Connor is in charge of seeking additional areas and other entities with respect to which the Company may engage in or become associated. Of such options, 700,000 are immediately exercisable and 300,000 become exercisable upon our completing a purchase, merger or other acquisition of another business. The options expire on April 30, 2010.

                              FINANCIAL STATEMENTS

Independent Auditor's Report . . . . . . . . . . . . . . . . . . . . . .  31

AUDITED FINANCIAL STATEMENTS

    Consolidated Balance Sheets. . . . . . . . . . . . . . . . . . . . .  33
    Consolidated Statement of Operations . . . . . . . . . . . . . . . .  34
    Consolidated Statement of Stockholders' Equity . . . . . . . . . . .  35
    Consolidated Statement of Cash Flows . . . . . . . . . . . . . . . .  36
    Notes to Consolidated Financial Statement. . . . . . . . . . . . . .  37


                          UNAUDITED FINANCIAL STATEMENTS


    Consolidated Balance Sheets. . . . . . . . . . . . . . . . . . . . .  45
    Consolidated Statements of Operations. . . . . . . . . . . . . . . .  47
    Consolidated Statements of Cash Flows. . . . . . . . . . . . . . . .  48
    Notes to Consolidated Financial Statements . . . . . . . . . . . . .  49

                          INDEPENDENT AUDITOR'S REPORT


Board  of  Directors
Anything  Internet  Corporation
Englewood,  Colorado

I have audited the accompanying consolidated balance sheets of Anything Internet Corporation and subsidiaries as of June 30, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Anything Internet
Corporation and Subsidiaries at June 30, 2000 and 1999 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



/s/  RONALD  R.  CHADWICK,  P.C.
--------------------------------
RONALD  R.  CHADWICK,  P.C.

Aurora,  Colorado
September  28,  2000

                        INFORM WORLDWIDE HOLDINGS, INC.
                         (ANYTHING INTERNET CORPORATION)
                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS
                                                  June 30,
                                              2000       1999
                                           ----------  ---------
Current assets:
  Cash                                     $  199,755  $  1,454
  Accounts Receivable                          78,717   188,689
  Inventory                                         0    12,277
  Prepaid Expenses                                  0     8,091
  Notes Receivable-Related Party              208,762    18,023
  Other                                             0     3,938
                                           ----------  ---------
      Total current assets                    487,234   232,472
                                           ----------  ---------


Furniture and Equipment, less accumulated
     depreciation of $266,602 and $14,859.    139,551    48,303

Software development costs, less
   Accumulated amortization of
  $78,871 and $18,039                          49,359    39,600

Licensing Rights                            9,126,949         0

Deposits                                       16,884     2,741
                                           ----------  ---------
                                            9,332,743    90,644
                                           ----------  ---------
                                           $9,819,977  $323,116
                                           ==========  =========

                        INFORM WORLDWIDE HOLDINGS, INC.
                        (ANYTHING INTERNET CORPORATION)
                          CONSOLIDATED BALANCE SHEETS

                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                       June  30,
                                                  2000         1999
                                              ------------  ----------
Current liabilities:
  Accounts Payable                            $   234,098   $ 400,721
  Accrued expenses                                 62,616      52,840
  Bank reserve                                          0      22,051
  Bank Lines of Credit                            128,427      29,054
  Notes payable - current portion                  60,168           0
  Notes payable - related party                         0      75,000
                                              ------------  ----------
         Total current liabilities                485,309     579,666
                                              ------------  ----------
      Total Liabilities                           485,309     579,666

Stockholders' equity:
  Preferred stock, Class A, no par value
   10,000,000 shares authorized;
   1,106,154 and 0 shares issued
   and outstanding                                629,418           0
  Common stock, Class A, no par value;
    50,000,000 shares authorized;
    5,823,802 and 3,040,400 shares
    Issued and outstanding                     11,205,716     359,900
  Common stock subscribed                               0      68,000
  Stock subscription receivable                         0     (68,000)
  Accumulated deficit                          (2,500,466)   (616,450)
                                              ------------  ----------
  Total stockholders' equity                    9,334,668    (256,550)
                                              ------------  ----------
  Total liabilities and stockholders' equity  $ 9,819,977   $ 323,116
                                              ============  ==========

                        INFORM WORLDWIDE HOLDINGS, INC.
                        (ANYTHING INTERNET CORPORATION)
                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                      - For The Years Ending -
                                                   June 30, 2000    June 30, 1999
                                                  ---------------  ---------------
Sales                                             $      685,268   $    3,503,822

Cost of sales                                            617,577        3,419,386
                                                  ---------------  ---------------
Gross profit                                              67,691           84,436
                                                  ---------------  ---------------


Selling, general and administrative expenses           1,184,992          559,093

Stock based compensation                                 755,234          113,200
                                                  ---------------  ---------------
(Loss) from operations                                (1,872,535)        (587,857)
                                                  ---------------  ---------------

Other income (expense):
  Interest expense                                       (16,367)          (3,831)
  Interest income                                          4,886                0
                                                  ---------------  ---------------


Income (loss) before provision for income taxes       (1,884,016)        (591,688)

Provision for income tax                                       -                -
                                                  ---------------  ---------------
Net income (loss)                                    ($1,884,016)       ($591,688)
                                                  ===============  ===============
Basic/Diluted Net loss per share                          ($0.65)          ($0.24)
                                                  ===============  ===============
Basic/Diluted weighted average number
 of common shares outstanding                          2,918,842        2,458,533
                                                  ===============  ===============

                                                 INFORM WORLDWIDE HOLDINGS, INC.
                                                 (ANYTHING INTERNET CORPORATION)
                                          CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                             For the year ended June 30, 2000 and 1999

                                                                                            Stock                     Stock-
                                            Preferred Stock          Common Stock          Subscrip.      Accum.     Holders'
                                            Shares     Amount     Shares        Amount     Receivable     Deficit     Equity
                                           ---------  --------  -----------  ------------  ---------  ------------  ------------
Balances at July 1, 1998                           -  $      -       5,800   $    36,200   $      -      ($24,762)  $    11,438
Debt retirement                                                      1,950        10,500                                 10,500
Stock retirement                                                    (7,750)                                                   -
and reissuance                                                     500,000                                                    -
Compensatory stock issuance                                      2,340,400       113,200                                113,200
Sales of common stock                                              200,000       200,000                                200,000
Common stock subscribed                                                           68,000    (68,000)
Net loss for the year ended June 30, 1999                                                                (591,688)     (591,688)
                                           ---------  --------  -----------  ------------  ---------  ------------  ------------
Balances at June 30, 1999                          -         -   3,040,400       427,900    (68,000)     (616,450)     (256,550)
                                           ---------  --------  -----------  ------------  ---------  ------------  ------------
Subscription Received                                               34,000             -     68,000                      68,000
Compensatory stock issuance                   55,000   141,000     614,234       614,234                                755,234
Shares Issued on Warrant exercise                                  200,000       600,000                                600,000
Shares Issued on Option exercise                                   500,000       500,000                                500,000
Sales of Common & Preferred Stock            145,500   185,000     205,000       405,000                                590,000
Offering Expense                                                                 (38,000)                               (38,000)

Common Stock Converted to Preferred Stock    905,654   303,418  (1,769,832)     (303,418)                                     -
Shares Issued in acquisition                                     3,000,000     9,000,000                              9,000,000
Net loss for the year ended June 30, 2000                                                              (1,884,016)   (1,884,016)
                                           ---------  --------  -----------  ------------  ---------  ------------  ------------
Balances at June 30, 2000                  1,106,154  $629,418   5,823,802   $11,205,716   $      -   ($2,500,466)  $ 9,334,668
                                           =========  ========  ===========  ============  =========  ============  ============

                        INFORM WORLDWIDE HOLDINGS, INC.
                        (ANYTHING INTERNET CORPORATION)
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                           - For the Years Ended -
                                         June 30, 2000   June 30, 1999
                                        ---------------  --------------
Cash flows from operating
 activities:
   Net (loss)                              ($1,884,016)      ($591,688)
   Adjustments to reconcile net
   Income to net cash provided by
   (used for)operating activities:
      Depreciation and Amortization             42,083          25,968
      Stock based compensation                 755,234         113,200
      Debt retirement                                0          10,500
      Current assets                           (60,399)       (216,427)
      Deposits                                 (14,143)         (1,361)
      Current liabilities                     (156,847)        430,899
                                        ---------------  --------------

   Net cash used by (used for)
    Operations activities                   (1,318,088)       (228,909)
                                        ---------------  --------------

Cash flows from investing
 activities:
   Acquisition of office equipment             (12,844)        (48,701)
   Software development costs                   (9,900)        (31,617)
                                        ---------------  --------------

   Net cash used by (used for)
    Investing activities                       (22,744)         80,318
                                        ---------------  --------------

Cash flow from financing
 activities:
   Proceeds from borrowing                     132,706          46,516
   Sale of common and preferred stock        1,563,051         200,000
   Offering expenses                           (38,000)              0
   Payments on borrowings                      (96,573)              0
                                        ---------------  --------------

   Net cash provided by (used for)
    Financing activities                     1,561,184         200,516
                                        ---------------  --------------
Net increase (decrease) in cash                220,352         (62,711)

Cash at beginning of the Period                (20,597)         42,114
                                        ---------------  --------------
Cash at end of the period               $      199,755        ($20,597)
                                        ===============  ==============

Schedule  of  non-cash  investing  and  financing  activities:
  In fiscal year 2000, the Company issued 3,000,000 Series A Common Stock in exchange for licensing rights valued at $9,126,949.

Supplemental  Disclosure:
  Cash  paid  in  2000  and  1999  for  interest:  $15,996  and  $3,831.

                         INFORM WORLDWIDE HOLDINGS, INC.
                         (ANYTHING INTERNET CORPORATION)

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENT

                    For the years ended June 30, 1999 & 2000


NOTE  1.  ORGANIZATION,  OPERATIONS  AND  SUMMARY  OF  SIGNIFICANT  ACCOUNTING
POLICIES:

Anything Internet Corporation ("Anything Internet", the "Company"), formerly known as Anything Corporation, was incorporated in the State of Colorado on August 15, 1997. The Company markets and distributes computers and related accessory products by using the Internet as the exclusive distribution channel. On August 28, 1998, Anything, Inc. changed its name to Anything Internet Corporation, which was made effective through an amendment to its Articles of Incorporation filed with the Secretary of State of Colorado on August 31, 1998.

On June 30, 2000, the Company acquired Inform Worldwide, Inc. and its subsidiary Inform Latin America, Inc. Inform Worldwide, Inc. was incorporated in the State of Colorado on February 5th, 1996. Inform Worldwide, Inc.'s business is the development of business applications that combine geographical information systems and the Internet. Inform Worldwide, Inc. operates as a wholly owned subsidiary of Anything Internet Corporation.

The Company also conducts its businesses through two other subsidiaries, AnythingPC Internet Corporation and Anything Coffee Corporation.

Principles  of  consolidation
-----------------------------
The consolidated financial statements include the accounts of Anything Internet Corporation, formerly known as Anything, Inc. and its wholly owned subsidiaries, Inform Worldwide, Inc., AnythingPC Internet Corporation and Anything Coffee Corporation (collectively, the "Company"). All significant intercompany transactions and accounts were eliminated in the consolidated financial statements.

Use  of  estimates
------------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Income  tax
------------

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Cash  and  cash  equivalents
----------------------------

The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

Net  income  (loss)  per  share
-------------------------------

The net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of common outstanding. Warrants, stock options, and common stock issuable upon conversion of the Company's preferred stock are not included in the computation if the effect of such inclusion would be anti-dilutive and would increase the earnings or decrease loss per share. If included, the diluted weighted average outstanding shares would have been 2,918,842 and 2,458,533 for 2000 and 1999.

Inventory
---------
Inventory consists of consigned finished goods. Inventories are valued at the lower of cost or market using the first-in, first-out (FIFO) method.

Property  and  equipment
------------------------
Property and equipment are recorded at cost and depreciated under accelerated methods over an estimated life of five to seven years. The Company's cost basis of property and equipment, consisting of furniture, equipment and leasehold improvements was $406,152 and $63,162 at the end of June 30, 2000 and 1999 respectively, with corresponding accumulated depreciation of $266,602 and $14,959. Depreciation expense for the years ended June 30, 2000 and 1999 was $19,759 and $14,959.

Other  Assets
-------------
Intangible assets, consisting primarily of software, are recorded at cost and amortized on the straight line method over three to five years. The Company's cost basis of intangible assets was $9,255,179 and $57,689 as of June 30, 2000 and 1999 respectively, with corresponding accumulated amortization of $78,871 and $18,089. Amortization expense for the years ended June 30, 2000 and 1999 was $22,324 and $11,009.

Accounts  receivable
--------------------
The Company reviews accounts receivable periodically for collectibility and establishes an allowance for doubtful accounts and records bad debt expense when deemed necessary.

Products  and  services,  geographic  areas  and  major  customers
------------------------------------------------------------------
Company sales were derived from marketing and distributing computers and related products over the Internet, were to external customers, and were domestic. The Company had no one major customer accounting for over 10% of its sales. The Company's long-term assets are all held domestically.

Revenue  Recognition
---------------------
The Company recognizes revenue when a product is shipped to customers either from the Company's inventory or when shipped from distributors' warehouses directly to the customer. The Company assumes title to the product when it is shipped either to the Company or directly to the Company's customer.

NOTE  2.  ACQUISITION

On June 30, 2000, the Company acquired Inform Worldwide, Inc. in a stock-for-stock transaction, in which the former shareholders of Inform Worldwide Inc. received a total of 3 million shares of Anything Internet in exchange for all outstanding common shares of Inform Worldwide, Inc. The merger is being accounted for as a purchase. Inform Worldwide, Inc. became a wholly owned subsidiary of Anything Internet as of the merger date. The purchase is valued at $9,126,949 for the acquisition of licensing rights from Inform Worldwide, Inc.

Licensing  Rights
-----------------

Inform Worldwide, Inc. is a geographical information system (GIS) related training, consulting and software development company based in Colorado. Inform Worldwide, Inc. has developed proprietary geography/location related software and contractual relationships. The licensing rights acquired from Inform Worldwide Inc. provide the Company the ability to transact business in the name of Inform Worldwide Inc. and all other rights to sell and promote Inform Worldwide Inc.'s proprietary technology.

Pro  Forma
----------

The following table reflects condensed audited pro forma combined balanced sheet and results of operations of the Company and Inform Worldwide, Inc. on the basis that the acquisition had taken place at the beginning of the fiscal year for all periods presented:


                        INFORM WORLDWIDE HOLDINGS, INC.
                        (ANYTHING INTERNET CORPORATION)
                      PRO FORMA CONSOLIDATED BALANCE SHEET

                                              June 30,
                                          2000        1999
                                       ----------  ----------
ASSETS
  Current assets:                      $  487,234  $ 406,644
  Equipment & Software:                   139,551    178,179
  Other assets:                         9,193,192     74,451
                                       ----------  ----------
                                       $9,819,977  $ 659,274
                                       ==========  ==========

LIABILITIES AND STOCKHOLDERS' DEFICIT

  Current liabilities:                 $  485,309  $ 903,473
  Long-term liabilities                         0     30,168
  Stockholders' equity:                 9,334,668   (274,367)
                                       ----------  ----------
                                       $9,819,977  $ 659,274
                                       ==========  ==========

                         INFORM WORLDWIDE HOLDINGS, INC.
                         (ANYTHING INTERNET CORPORATION)
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                                   - Fiscal Years Ending -
                                                June 30, 2000    June 30, 1999
                                               ---------------  ---------------
Sales                                          $    1,527,325   $    5,306,764
Cost of sales                                         884,402        3,894,293

Selling, general and administrative expenses        2,123,796        2,226,428
Stock Based Compensation                              755,234          113,200
Other expenses                                         11,481            3,831
Provision for income tax                                    -                -
                                               ---------------  ---------------
Net income (loss)                                 ($2,247,587)       ($930,988)
                                               ===============  ===============

Basic & Diluted Net loss per share                     ($0.77)          ($0.24)
                                               ===============  ===============

Basic & Diluted weighted average number of
common shares outstanding                           2,918,842        2,458,533

In management's opinion, the pro forma combined results of operations are not indicative of the actual results that would have occurred had the acquisition been consummated at the beginning of fiscal years 1999 or 2000 or of future operations of the combined entities under the ownership and operation of the Company. In addition, the pro forma financial results contain estimates since Inform Worldwide Inc. did not maintain information on a period comparable with the Company's fiscal year end.

NOTE  3.  RELATED  PARTY  TRANSACTIONS

On December 31, 1998 the Company loaned an officer $18,023 at a rate of 3% per annum. The note was paid in full as of June 30, 2000.

On June 16, 1999, the Company borrowed a 15-day loan of $75,000 at 12% per annum from a related corporation with an ownership interest in Anything Internet Corporation. The note carried a penalty of $50/per day late fee. The note was paid in full by June 30, 2000.

NOTE  4.  LEASE  COMMITMENT

Effective June 3, 1999, the Company extended its lease agreement for office space in Colorado Springs, Colorado, and effective March 1999, entered into a lease agreement for office space in Tampa, Florida. Both leases are for a period of twelve-months and can be renewed at terms and conditions to be established at expiration date. Lease expense incurred for the year ended June 30, 2000 and 1999 was approximately $19,000 each year. The remaining minimum future rental payments, all in 2000 and 1999, are $26,569.

Inform Worldwide, Inc. has leased office space, equipment, and a vehicle under various lease agreements through May 2003. Lease expense incurred for the years ended June 30, 2000 and 1999 was $214,224 and $214,224 respectively. The remaining minimum future lease payments through 2003 are approximately $624,820.


NOTE  5.  NOTES  PAYABLE  &  LINES  OF  CREDIT

The Company has also established a $50,000 line of credit with US Bank of Colorado Springs, Colorado. Payments are due on the 15th of each month and interest accrues at the rate of 10.45% per annum. At June 30, 2000 and 1999 the Company's outstanding balance on this credit line was $46,828 and $27,762.

Inform Worldwide Inc. has established a line of credit with a bank providing for borrowing to $100,000 as of June 30, 2000. This line of credit expired on July 10, 2000. At June 30, 2000 the Company's outstanding balance on this credit line was $ 81,599.

At June 30, 2000 and 1999, the Company had the following notes payable outstanding:

                         June 30, 2000   June 30, 1999
Notes Payable            $       60,168  $       75,000
Line of Credit                  128,427          29,054
                         --------------  --------------
      Total (Current)    $      188,595  $      104,054
                         ==============  ==============

NOTE  6.  INCOME  TAXES

Deferred income taxes arise from the temporary differences between financial statement and income tax recognition of net operating losses. These loss carryovers are limited under the Internal Revenue Code should a significant change in ownership occur.

At June 30, 2000 and 1999 the Company had approximately $2,482,000 and $615,000 of unused federal net operating loss carryforwards, which begin to expire in year 2000 through 2019. A deferred tax asset has been offset by 100% valuation allowance. The Company accounts for income taxes pursuant to SFAS 109. The components of the Company's assets and liabilities are as follows:

                                                      June 30,2000    June 30, 1999
                                                     --------------  ---------------
Deferred tax liability                               $           -   $            -
Deferred tax asset arising from:
    Net operating loss carryforwards                       893,895          240,417
                                                     --------------  ---------------
                                                           893,895          240,417
Valuation allowance                                       (893,895)        (240,417)
                                                     --------------  ---------------

                    Net Deferred Taxes               $           -   $            -

The income tax (benefit) consists of the following:

Current:
    Federal                                          $           -   $            -
    State                                                        -                -
                                                     --------------  ---------------
Deferred:                                                 (782,205)        (209,595)
    Federal                                               (111,690)         (30,822)
                                                     --------------  ---------------
    State
                                                         ($893,895)       ($240,417)
                                                     ==============  ===============

No difference exists between these amounts and amounts computed at federal and state statutory rates. The net change in 2000 and1999 in the total valuation allowance was $653,478 and $233,096.

Inform Worldwide, Inc. has been organized as an S-Corporation and paid no income tax at the corporate level. Inform was reorganized as a C-Corporation as of June 30, 2000.

NOTE  7.  STOCKHOLDERS'  EQUITY

The Company is authorized by its Articles of Incorporation, as amended, to issue an aggregate of 50,000,000 shares of class 'A' common stock, no par value, ("common stock"); 25,000,000 shares of class 'B' common stock, no par value ("class B common stock"); 10,000,000 shares of class 'A' preferred stock, no par value, $15 stated value ("class A preferred stock"); and 10,000,000 shares of class 'B' preferred stock, no par value ("class B preferred stock"). No class B common or preferred stock is currently issued or outstanding.

Class  A  Preferred  Stock
--------------------------

During  the  period  from  November  to  December  1999,  the  Company converted
1,769,832 shares of class A common stock into 905,654 shares of class A preferred stock. The Company issued an additional 200,500 preferred shares for $185,000 and $114,000 worth of services performed.

Class A preferred stock has a stated value of $15 per share and bears a 12% annual coupon rate. Each share of class A preferred carries two votes in any voting matter. Class A preferred shares are convertible to three registered common shares after one year holding period at the choice of the shareholders. The Company may also call for the conversion of the preferred stock at any time with a maximum of 60 days notice. Accrued interest is payable in common or preferred stock.

Class  A  Common  Stock
----------------------------

The Company has 5,823,802 and 3,040,400 shares of class A common stock issued and outstanding on June 30, 2000 and 1999 respectively.

A.  Debt  Retirement

In August 1998, the Company exchanged 1,950 shares of common stock for debt cancellation by an officer in the amount of $10,500.

B.  Reissuance

In August 1998, the Company retired all 7,750 then outstanding shares, in addition to 4,200 retired earlier in the year, in exchange for 500,000 shares of new Class A common stock.

Also in August 1998, the Company purchased 200,000 Class A common shares of Banyan Corporation valued at $40,000 in exchange for 1,000,000 Class A common shares of the Company. The 200,000 Banyan shares were distributed among the Company's founders. No additional paid in capital was recorded.

C.  Stock  Based  Compensation

The Company periodically issues stock to various service providers as a form of compensation. The services are valued at the fair market value of the service performed.

             Common Shares Issued  Preferred Shares Issued   Value of Services Received
1998 fiscal             1,340,400                            $                   113,200
1999 fiscal               614,234                    55,000  $                   755,234
             --------------------                            ---------------------------
Total :                 1,954,634                            $                   868,434

D.  Private  Placement

In December 1998 and January 1999, the Company sold 200,000 shares of Class A common stock for $200,000 in a private placement.

E.  Warrants

The Company issued 200,000 Class A Common Stock Purchase Warrants (the "Warrants") in conjunction with a private placement completed in January 1999. Each Warrant entitles the holder to purchase one share of the Company's Class A common stock at an exercise price of $3.00 per share through January 15, 2000, at which time the Warrants expire. The Company may redeem the Warrants at a price of $0.01 per Warrant, at any time through January 15, 2000 upon not less than 30 days, nor more than 60 days, prior written notice, provided that the closing bid quotation for the common stock as reported by any quotation service on which the common stock is quoted is at least $4.00 for ten consecutive trading sessions ending on the two days prior to the day on which notice is given.

As of June 30, 2000, 200,000 warrants have been exercised. Due to warrant exercise, 200,000 shares of class A common stock were issued for $600,000. Additional 89,500 warrants were issued in conjunction with the warrant exercise and carry the same rights as previous 200,000 warrants.

F.  Stock  options

In order to retain highly skilled employees, officers and directors, outsider service providers and obtain general funding, the Company's Board of Directors granted unqualified stock options periodically to various individuals. Among all 2,919,333 shares of outstanding options, 2,909,333 shares are non-qualified stock options granted to officers, directors, employees and consultants to the Company. They are generally granted at equal or above market price and have a life of two to three years and vested immediately.

Employee  Stock  Benefit  Plan

The Company established a employee stock benefit plan on January 10, 1999. 200,000 common shares were reserved under the plan at $1 exercise price and the plan expires in June 2007. The options granted under this plan vest over a period of five years and expire in eight years. On June 4th, 1999, 10,000 options were granted and 7,500 options are outstanding under this plan at an exercise price of $3 per share.

G.  Rights  Plan

On September 20, 1999, the Board of Directors approved a rights dividend plan to be issued to shareholders of record as of September 29, 1999, payable on November 15, 1999. For every thirty shares held, one right will be issued and entitle the holder to purchase one right unit at $7.50. Each right unit will consist of one share of ANYI class A common stock, one share of Anything Coffee Corporation (anyCoffee.com) that will have a transfer clause, and three warrants to purchase one share of ANYI common stock at the respective price levels of $15, $22.50 and $30. Shareholders will have 60 days from the effective registration date to exercise their rights. The warrants are effective for 2 years from the date of issue. Currently, no rights have been exercised.

Summary

A summary of the status of the Company's stock options as of June 30, 2000 and 1999, and changes during the years ending on these dates are presented below:

                              Weighted      Excerci-      Weighted
                                Avg.          sable         Avg.
Options                        Shares    Exercise Price    Options   Fair value
----------------------------  ---------  ---------------  ---------  -----------
Outstanding at July 1, 1998           -                -
Granted                         620,000  $         11.19
Exercised                             -                -
Forfeited/Cancelled                   -                -
                              ---------  ---------------
Outstanding at June 30, 1999    620,000  $         11.19    603,333  $      1.48

Granted                       3,597,500  $          1.98
Exercised                       500,000  $          1.00
Forfeited/Cancelled             544,167  $          1.17
                              ---------  ---------------
Outstanding at June 30, 2000  3,173,333  $          4.08  3,117,333  $      0.39
                              =========  ===============

The following table summarizes information about stock options outstanding at June 30, 2000.

                                Options Outstanding                        Options Exercisable
                               --------------------                  ------------------------------
                      Number       Weighted Avg.                         Number
Range of          Outstanding at     Remaining       Weighted Avg.   Exercisable at   Weighted Avg.
Exercise Prices      6/30/00      Contractual Life  Exercise Price      6/30/00      Exercise Price
----------------  --------------  ----------------  ---------------  --------------  --------------
1.00-$3.50            3,073,000         37 months   $          2.13       3,017,333  $          2.15
40.00-$100.00           100,000         21 months   $         63.75         100,000  $         63.75

The Company applies APB Opinion 25 and related Interpretations in accounting for stock options. Accordingly, no compensation cost has been recognized for its stock option award to directors and its employee stock option plan, nor was any compensation cost charged against income under the award or plan in 1999. Had compensation cost for the Company's stock option award and employee stock option plan been determined based on the fair value at the grant dates for awards under the stock option award and employee stock option plan consistent with the method of FASB Statement 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                         June 30,
                                                    2000          1999
                                                -----------   -----------
Net income (loss)                  As reported  ($1,884,016)    ($591,688)
                                   Pro forma    ($3,073,870)  ($1,497,389)

Basic/diluted earnings per share   As reported       ($0.65)       ($0.24)
                                   Pro form          ($1.05)       ($0.61)

The fair value of each stock option granted in 1999 and 2000 under Anything Internet Corporation stock award and option plans was estimated on the date of grant using the Black-Scholes option-pricing model. The following key assumptions were used to value grants issued for each year:

     Weighted         Average
   Average  Risk      Expected               Dividend
     Free Rate        Life       Volatility    Yield
--------------------  ---------  ----------  --------
2000          5.710%  3-5 Years  12.92%        0.00%
1999          5.00%     3 Years  N/A           0.00%

It should be noted that the option-pricing model used was designed to value readily tradable stock options with relatively short lives. The options granted to employees are not tradable and have contractual lives of up to ten years. However, management believes that the assumptions used and the model applied to value the awards yields a reasonable estimate of the fair value of the grants made under the circumstances.

NOTE  8.  SUBSEQUENT  EVENT

On July 1st, 2000, the Company signed a letter of intent to acquire Mapas Y Datos and Mapas Latinos of Bogota, Colombia. The company intends to acquire both Mapas Y Datos and Mapas Latinos in a stock-for-stock transaction.

Mapas Y Datos and Mapas Latinos are Latin American geo-technology companies based in Bogot , Colombia. They focus their businesses in the areas of Internet-based mapping, Java programming, geospatial data processing, GPS, wireless communications and the Wireless Application Protocol (WAP). They own proprietary geo-web related software packages and web enabled mapping services for Latin America.

                         INFORM WORLDWIDE HOLDINGS, INC.
                           CONSOLIDATED BALANCE SHEETS
                                   (unaudited)

                                     ASSETS

                                              March 31,
                                                 2001
                                              ----------
Current assets:
  Cash                                        $   29,691
  Accounts receivable                                  0
  Notes receivable-related party                       0
  Prepaid expense and other current assets             0
                                              ----------
       Total current assets                       29,691
                                              ----------


Furniture and equipment, less accumulated         85,329
  depreciation of $98,199 and $28,510.
Software development costs, less accumulated      39,399
   amortization of $96,596 and $14,882.

Licensing rights, less accumulated                     0
       amortization of $0 and $0
Deposits                                          16,884
                                              ----------
                                                 141,612
                                              ----------
                                              $  171,303
                                              ==========

                         INFORM WORLDWIDE HOLDINGS, INC.
                           CONSOLIDATED BALANCE SHEETS
                                   (unaudited)

                      LIABILITIES  AND  STOCKHOLDERS'  EQUITY



                                                      March 31,
                                                         2001
                                                     ------------
Current liabilities:
  Accounts payable                                   $   222,146
  Accrued expenses                                        63,713
  Accrued expenses-related party                          63,569
  Accrued liability                                       30,255
  Bank lines of credit                                    40,598
  Notes payable                                           60,000
  Notes payable - related party                        1,363,522
                                                     ------------
  Total current liabilities                            1,843,803
                                                     ------------
                              Total Liabilities        1,843,803

Stockholders' equity:
  Preferred stock, class A, no par value
   10,000,000 shares authorized;
   0 and 1,106,716 shares issued and outstanding               0

  Common stock, class A, no par value;
    50,000,000 shares authorized;
    8,548,661 and 2,404,046 issued and outstanding     6,411,856

  Common stock subscribed (27,500 shares in 2000)              0

  Stock subscription receivable                                0

  Accumulated deficit                                 (8,084,356)
                                                     ------------
  Total stockholders' equity                          (1,672,500)
                                                     ------------
  Total liabilities and stockholders' equity         $   171,303
                                                     ============

                                   INFORM WORLDWIDE HOLDINGS, INC.
                                 CONSOLIDATED STATEMENT OF OPERATIONS
                                             (unaudited)

                                              - For The Quarter Ending -  - For The Nine Months Ending -
                                                        March 31,                  March 31,
                                                   2001          2000          2001          2000
                                               ------------  ------------  ------------  -----------
Sales                                          $    15,345   $     4,808   $    66,981   $   588,436

Cost of sales                                            0         2,994           576       596,016
                                               ------------  ------------  ------------  -----------

Gross profit                                        15,345         1,814        66,405        (7,580)

Selling, general and administrative expenses       658,575       288,550     3,133,335       763,351

Stock based compensation                            15,000       127,934       428,363       451,234
                                               ------------  ------------  ------------  -----------
(Loss) from operations                            (658,230)     (414,670)   (3,495,293)   (1,222,165)
                                               ------------  ------------  ------------  -----------
Other income (expense):
  Interest income                                        0         1,425           269         1,425
  Interest expense                                 (46,247)       (7,618)      (75,599)      (15,143)
  Gain on sale of equipment                           (137)            0         1,084             0
  Loss on investment                              (100,000)            0      (100,000)            0
  Asset Impairment                              (1,914,351)            0    (1,914,351)            0
                                               ------------  ------------  ------------  -----------
Income (loss) before provision for              (2,718,965)     (420,863)   (5,583,890)   (1,235,883)
income taxes

Provision for income taxes                               0             0             0             0
                                               ------------  ------------  ------------  -----------
Net income (loss)                              $(2,718,965)  $  (420,863)  $(5,583,890)  $(1,235,883)
                                               ============  ============  ============  ===========
Basic/Diluted net loss per share                    ($0.32)       ($0.17)       ($0.78)       ($0.45)
                                               ============  ============  ============  ===========
Basic/Diluted weighted average                   8,482,165     2,362,941     7,114,380     2,739,601
number of common shares                        ============  ============  ============  ===========
outstanding

                        INFORM WORLDWIDE HOLDINGS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (unaudited)

                                                        - For the Nine Months Ending
                                                                March  31,
                                                             2001          2000
                                                         ------------  ------------
Cash flows from operating activities:

   Net loss                                              $(5,583,890)  $(1,235,883)
     Adjustments:
  Depreciation and amortization                              954,136         8,861
  Asset Impairment                                         1,914,351             0
  Stock based compensation                                   428,363             0
  Gains from sale of equipment                                (1,084)            0
  Gains on debt retirement                                   (30,000)            0
  Loss on Investment                                         100,000             0
     Changes in:
  Accounts receivable & other current operating assets       287,480       187,418
  Accounts payable and other operating liabilities           101,412       (14,361)
                                                         ------------  ------------
   Net cash provided by (used for) operating activities   (1,829,232)   (1,053,965)

Cash flows from investing activities:
  Investment in Mapas y Datos                               (100,000)            0
  Investment in E-hub/software development                   (92,894)      (17,450)
  Purchase of furniture/equipment                            (11,387)            0
  Acquisition of office equipment                                  0        (7,207)
  Sale of Equipment                                            4,030             0
                                                         ------------  ------------
   Net cash provided by (used for) investing activities     (200,251)      (24,657)

Cash flows from financing activities:
  Proceeds from notes payable                              1,328,435        50,000
  Bank reserve                                                     0        41,965
  Proceeds from sale of stock                                395,149     1,544,470
  Proceeds from private placement                            378,930             0
  Offering Expense                                           (60,099)            0
  Payments of notes payable                                  (95,168)      (79,325)
  Payment of bank line of credit                             (87,829)            0
                                                         ------------  ------------
   Net cash provided by (used for) financing activities    1,859,419     1,557,110
                                                         ------------  ------------

Net increase (decrease) in cash                          $  (170,064)  $   478,488
Cash at beginning of the Period                          $   199,755   $     1,454
                                                         ------------  ------------
Cash at end of the period                                $    29,691   $   479,942
                                                         ============  ============



Supplemental  Disclosure
     Cash paid for interest during quarter ending March 31, 2001 and 2000: $ 2142 and $0.

Schedule  of  non-cash  investing  and  financing  activities:
     Assets exchanged for capital stock: Received 135,100 shares of common stock of the Company as rescission of acquisition which reduced Licensing Rights by $218,112;
     Liabilities exchanged for capital stock: 28,177 shares were issued for an outstanding invoice of $12,680; a related party liability of $157,188 was reinstated in association with retirement of 125,100 shares.

                         INFORM WORLDWIDE HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)

NOTE  1.  ORGANIZATION,  OPERATIONS  AND  SUMMARY  OF  SIGNIFICANT  ACCOUNTING
POLICIES:

Basis  of  Presentation
-----------------------
The consolidated financial statements include the accounts of Inform Worldwide Holdings, Inc. (formerly Anything Corporation & Anything Internet Corporation) and its wholly owned subsidiaries, Inform Worldwide Inc., AnythingPC Internet Corporation and Anything Coffee Corporation.

Nature  of  Organization
------------------------
The Company, operating through its subsidiary Inform Worldwide, Inc., has changed its focus to become a location-based services provider and reseller of related software systems while pursuing other business development opportunities.

Interim  Unaudited  Financial  Statement
----------------------------------------
The interim financial statements are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim periods. The results of operations for the nine months ending March 31, 2001 are not necessarily indicative of the results of the entire year. The financial statements included herein are presented in accordance with the requirements of Form 10-QSB and consequently do not include all of the disclosures normally made in the registrant's annual Form 10-KSB filing. These financial statements should be read in conjunction with the financial statements and notes thereto contained in the Company's Form 10-KSB for the year ending June 30, 2000.

Impact  Of  Recently  Issued  Accounting  Pronouncements
--------------------------------------------------------
In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) 101 which provides guidance on applying generally accepted accounting principles to selected revenue recognition issues. Management believes that the Company's revenue recognition policies are in accordance with SAB 101.

Net  income  (loss)  per  share
-------------------------------
The  net  stock  income  (loss) per share is computed by dividing the net income
(loss) by the weighted average number of shares of common outstanding. Warrants, stock options, and common stock issuable upon conversion of the Company's preferred stock are not included in the computation if the effect of such inclusion would be anti-dilutive and decrease loss per share. If included, the diluted weighted average outstanding shares would have been 12,067,498 and 6,353,582 for the three months ending March 31, 2001 and 2000.

NOTE  2:  INTANGIBLE  ASSETS  &  ASSET  IMPAIRMENT

Licensing  Rights
-----------------
On June 30, 2000, the Company completed its acquisition of Inform Worldwide, Inc. (Inform) and capitalized the acquisition price as licensing rights of $9,203,957. In January 2001, according to a separation agreement with its President, former owner of Inform Worldwide, Inc., agreed to return 2,106,600 shares of IWWH common stock. Due to the timing of his departure and related circumstances, the return of common shares was deemed to be an adjustment of the original purchase transaction as if such transaction was, in part, rescinded with related consideration therefore, the valuation of the licensing rights decreased by $6,319,800 to $2,884,157. The result of this transition was adjusted retroactively to December 31, 2000. The Company retained its licensing rights of all software packages acquired and intended to further develop such products together with its acquisition target, Mapas y Datos of Colombia.

In February 2001, the Company terminated its definitive agreement to purchase Mapas y Datos by mutual agreement. Thereafter, the Company discontinued its effort to further develop the licensing rights acquired through the acquisition of Inform Worldwide, Inc. and commenced negotiations with other GIS software development companies for completed emergency management information system solution. In March 2001, an additional 125,100 shares issued during the acquisition of Inform Worldwide, Inc. were returned and accounted for as additional rescission as previously described and the valuation of Licensing Rights was further reduced by $218,122. As a result of the Company's decision to discontinue Licensing Rights development, the remaining $1,690,566 capitalized licensing rights were impaired as of March 31, 2001 under provisions of FASB 121.


Software  Development  Costs
----------------------------
During the quarter ending March 31, 2001, the Company wrote off $124,000 of capitalized E-hub development expenditures due to the Company's decision to discontinue licensing rights development in accordance with FASB 121. The remaining $39,399 software development costs consist of costs incurred to develop the Company's Anyreminder.com site. The Company intends to sell this web portal in the future to third party companies.

NOTE  3.  RELATED  PARTY  TRANSACTIONS

During the Quarter ending March 31, 2001, the Company borrowed an additional $150,000 from an officer. In addition, a $157,188 loan by an officer to Inform Worldwide, Inc., which was previously forgiven and contributed to the Company, was reinstated. Several notes payables to this officer, totaling $1,207,644 are due on demand and carry 11% per annum interest. The Company borrowed an additional $40,000 from the officer's spouse during the first quarter and renewed a note of $112,894 on March 26, 2001. Two notes payable to the officer's spouse, totaling $155,878, have a three months term and carry 11% per annum interest. The company guarantees all notes payable with substantially all of its tangible and intangible assets. An interest payable related party was accrued in the amount of $63,569 as of March 31, 2001.

The Company borrowed from another officer $50,000 in October 2000 and $15,000 in March 2001. Both notes carried 12% per annum interest and were paid off as of March 31, 2001 except for accrued interest of $1,825.

NOTE  4.  LEASE  AND  COMMITMENTS

The Company has lease agreements for its office in two locations. One lease expires at the end of May 2000 and the other lease expires May 2003. The Company has also signed several equipment leases that expire in 2001 and 2003. Lease expense for both properties and equipment incurred for the quarter ending March 31, 2001 and 2000 was $59,385 and $18,187 respectively. The total remaining future rental payments is $497,508 of which $231,222 is current.

In December 2000, the Company entered into an agreement with a third party hosting facility to develop its E-hub product offering. The agreement expires in twelve months. The Company has terminated such services during the first quarter of 2001.

NOTE  5.  NOTES  PAYABLE  &  LINES  OF  CREDIT

The Company has an established $50,000 line of credit with US Bank of Colorado Springs, Colorado. Payments are due on the 15th of each month and interest accrues at the rate of 10.45% per annum. As of March 31, 2001, the Company's outstanding balance on this credit line was $40,598. This Line-Of-Credit is personally guaranteed by a prior officer.

The Company has also entered into notes payable agreements with two outside private individuals in the amount of $60,000 during the quarter ending March 31, 2001. These two notes have a three months term and carry 12% per annum interest.

NOTE  6.  INCOME  TAXES

Deferred income tax assets arise from the temporary differences between financial statement and income tax recognition of net operating losses. The loss-carryover is limited under the Internal Revenue Code should a significant change in ownership occur.

On March 31, 2001, the Company had approximately $8,283,998 of unused federal net operating loss carry-forward. A deferred tax asset has been offset by 100% valuation allowance. The Company accounts for income taxes pursuant to SFAS
109.  The  components  of  the  Company's assets and liabilities are as follows:

                                                      March 31, 2001
                                                     ----------------
The income tax (benefit) consists of the following:
    Federal                                                2,609,459
    State                                                    372,780
                                                     ----------------
Deferred tax asset arising from
    Net operating loss carry-forwards:               $     2,982,239
Valuation allowance                                       (2,982,239)
                                                     ----------------
             Net Deferred Taxes                      $             -
                                                     ================

The deferred tax asset and valuation allowance increased by $1,057,346 during the quarter ending March 31, 2001.

NOTE  7.  STOCKHOLDERS'  EQUITY

The Company is authorized by its Articles of Incorporation, as amending, to issue an aggregate of 50,000,000 shares of class 'A' common stock, no par value, ("common stock"); 25,000,000 shares of class 'B' common stock, no par value ("class B common stock"); 10,000,000 shares of class 'A' preferred stock, no par value, $15 stated value ("class A preferred stock"); and 10,000,000 shares of class 'B' preferred stock, no par value ("class B preferred stock"). No class A preferred stock, class B common or preferred stock are currently outstanding.

Class  A  Common  Stock
-----------------------
The Company has 8,548,661 shares of class A common stock issued and outstanding on March 31, 2001.

Private  Placement
------------------
On November 16, 2000, the Company issued a private placement to sell 2,000,000 class A common shares at $.50 to accredited investors. This offer was extending for another 90 days on February 15, 2001. During first quarter 2001, an additional $176,250 was received from accredited investors.

Stock  Based  Compensation
--------------------------

The Company periodically issues stock to various service providers as a form of compensation. The services are valued at the fair market value of the service performed.

                                 Common Shares   Value of Services
                                        Issued            Received

Quarter ending March 31, 2000          127,934   $         127,934
Quarter ending  March 31,  2001         58,177   $          27,680

Stock  Options  Awards
----------------------
In order to retain highly skilled employees, officers and directors, outside service providers, and to obtain general funding, the Company's Board of Directors granted unqualified stock options periodically to various individuals. They are generally granted at equal or above market price and have a life of two to three years and vested immediately or after 18 months.

A summary of the status of the Company's stock options as of March 31, 2001 and December 31, 2000, and changes during the quarters ending on March 31, 2001 are presented below:

                                                      Weighted           Excerci-      Weighted
                                                        Avg.              sable          Avg.
                       Options                        Options         Exercise Price    Options   Fair value
                       -------                   ------------------  ----------------  ---------  -----------
Outstanding at December 31, 2000                         5,144,500   $          3.59   3,408,500  $      0.44
                                                 ------------------  ----------------
Adjustments for Warrants issued in prior period             50,000              4.75
Granted                                                    100,000              0.69
Exercised                                                        0                 0
Forfeited/Cancelled                                     (1,795,500)            (2.97)
                                                 ------------------  ----------------
                                                         3,499,000   $          3.85   3,269,000  $      0.39
                                                 ==================  ================

NOTE  8.  CONTINGENCIES

The Company is involved in legal actions from its normal course of business. All probable and determinable liabilities have been accrued. The Company does not believe any of them will have material financial impact towards the Company.

The Company also has an employment agreement with its CEO and Chairman with a 5 year term beginning May 4, 2000. Compensation commitment under this employment agreement is $200,000 per year.

               PART II.    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM  24.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

Our Bylaws provide that we shall indemnify its directors, officers, employees and agents to the fullest extent now or hereafter permitted by Colorado law. Under such provisions, any director or officer who, in his or her capacity as such, is made, or threatened to be made, a party to any suit or proceeding will be indemnified if such director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of our company and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The Bylaws and Colorado law further provide that such indemnification is not exclusive of any other rights to which such individual may be entitled under the Articles of Incorporation, Bylaws, any agreement, insurance policies, vote of shareholders or disinterested directors or otherwise.

In addition, the By-Laws provide that, to the full extent now or hereafter permitted by Colorado law, our directors and officers will not be liable for monetary damages for breach of their fiduciary duty of care to our company and our shareholders provided that the person sued is successful or the proceedings against him is settled with the approval of the court and the court finds his conduct fairly and equitably merits such indemnification. This provision in the By-Laws does not eliminate the directors' fiduciary duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Colorado law. Each director will continue to be subject to liability for breach of his or her duty of loyalty to our company and our shareholders for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for certain activities prohibited by Colorado law (relating primarily to the unlawful payment of dividends or repurchase of stock), or for any transaction from which the director derived an improper personal benefit. This provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

We intend to obtain directors' and officers' liability insurance in the very near future.

ITEM  25.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION.

SEC  registration  fee------------------------------$  500.00
Accounting  fees  and  expenses---------------------   500.00
Legal  fees  and  expenses-------------------------- 5,000.00
Printing  and  mailing  expenses--------------------   500.00
Miscellaneous  expenses-----------------------------   500.00
                                                -------------
     Total---------------------------------         $7,000.00
                                                =============

The foregoing items, except for the SEC registration fee, are estimated. We will pay all of the above expenses. The selling security holders will pay their own expenses, including expenses of their own counsel, broker or dealer fees, discounts and expenses, and all transfer and other taxes on the sale of the shares of common stock offered by the prospectus which is Part I of the Registration Statement.

ITEM  26.  RECENT  SALES  OF  UNREGISTERED  SECURITIES

We sold less than 1,000,000 shares to 17 persons for approximately $500,000 in proceeds in a private placement in reliance on Rule 506 of Regulation D. The placement was completed on May 15, 2001.

In February and March, 2001, we issued two convertible, six month, 12% notes in the aggregate principal amount of $50,000 to two unaffiliated individuals, husband and wife. The note are convertible into shares of our Class A common stock at the rate of $.45 per share.

In June 2001, we granted options to purchase, 1,000,000 shares of Class A Common Stock at $.45 per share to an individual in connection with his employment as a project manager with our company.

                                    EXHIBITS

   (a) Exhibits. The following exhibits are filed as part of this registration statement.

EXHIBIT
 NO.               DESCRIPTION  OF  EXHIBIT
-------              ----------------------

5.    --   Opinion  of  Wolin  &  Rosen  Ltd.
23.1  --   Consent  of  Wolin  &  Rosen  Ltd.  (Included  in  Exhibit  5)
23.2  --   Consent of Ronald Chadwick, P.C. with respect to the financial statements  of  Inform  Worldwide  Holdings,  Inc.  (page  II-4)
24.1  --   Power of Attorney of Inform Worldwide Holdings, Inc. (included on the signature  page  to  this  Registration  Statement).*
24.2  --   Exchange  Offer  in  October  1999*
99.1  --   Form of Promissory Notes relating to the Registrant of approximately
           $1.2  million  from  Larry  G.  Arnold.
99.2  --   Option  Certificate  to  Timothy  J.  O'Connor**
-----------------------------------------------------------
*Heretofore  filed
** Incorporated by reference to Exhibit 99 to Form S-8 Registration Statement, Commission file number 333-63616 (June 22, 2001)

ITEM  28.  UNDERTAKINGS

The  undersigned  registrant  hereby  undertakes:

 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

 (i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15 (d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT


I  hereby  consent  to  the  use  of  this  Form SB-2 filing by Inform Worldwide
Holdings, Inc., of my report dated September 28, 2000 relating to the consolidated financial statements of Inform Worldwide Holdings, Inc. (formerly Anything Internet Corporation) which appear in said filing.


Aurora,  Colorado
July  20,  2001


                                         /s/  Ronald  R.  Chadwick,  P.C.
                                        ---------------------------------
                                        RONALD  R.  CHADWICK,  P.C.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Englewood, State of Colorado, on July 20, 2001.


                                        Inform  Worldwide  Holdings,  Inc.

                                        By:     /s/  Larry  G.  Arnold
                                               -----------------------
                                               Chief Executive Officer



Pursuant to the requirements of the Securities Act of 1933, this Amended Registration Statement on Form SB-2 was signed by the following persons in the capacities and on the dates indicated.



     /s/  Larry  G.  Arnold    Chairman and Chief Executive        July 20, 2001
     -----------------------   Officer of the Board of Directors


     /s/  J.  D.  Kish*        Director, Secretary and Treasurer   July 20, 2001
     -----------------------


     /s/  Donald  Plekenpol*   Director                            July 20, 2001
     -----------------------


     /s/  Carolyn  LaPerriere  Controller, Assistant Secretary     July 20, 2001
     -----------------------   and Principal Financial and
                               Accounting Officer


*  Pursuant  to  Power  of  Attorney  heretofore  filed.